Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 9, 2021, by and among CEVA, Inc., a Delaware corporation (“Parent”), Northstar Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), Intrinsix Corp., a Massachusetts corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”). Parent, Merger Sub, the Company, and the Sellers’ Representative are referred to sometimes individually herein as a “Party” and collectively herein as the “Parties.” Capitalized terms used, but not defined, herein shall have the meanings set forth on Appendix A attached hereto.

RECITALS

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of each such corporation and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), and in furtherance thereof have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the related agreements (the “Transactions”);

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive cash consideration in the manner, and on the terms and subject to the conditions, set forth herein;

WHEREAS, prior to the Closing Date, the Company shall have divested all the shares of Common Stock and Convertible Promissory Notes of Owl Autonomous Imaging, Inc. and certain shares of Movano Inc. owned by it, by contributing such securities to ITRX Holdings LLC, a wholly owned subsidiary of the Company (“Holdings LLC”), and distributed, by way of a dividend (i) all the membership interests of Holdings LLC to certain of its Stockholders, and (ii) cash in the aggregate amount of $193,489 to the remaining Stockholders (taken together, the “Dividend”);

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, each of James Gobes and Mark Beal are entering into a Holdback Agreement (collectively, the “Holdback Agreements”) in the form attached hereto as Exhibit E, which shall become effective at the Effective Time; and

WHEREAS, Parent, Merger Sub, the Company, and the Sellers’ Representative desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

Section 1.      The Merger.

(a)    The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Massachusetts Law, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Articles of Merger (the “Articles of Merger”), in substantially the form attached hereto as Exhibit A, with the Secretary of State of the Commonwealth of Massachusetts, as required by and executed in accordance with the applicable provisions of Massachusetts Law (the time of such filing with the Secretary of State of the Commonwealth of Massachusetts, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Articles of Merger, shall be referred to herein as the “Effective Time”). The surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Company.”

(b)    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Massachusetts Law. Without limiting the generality of the foregoing, and subject thereto, in exchange for the full and complete payment of the Merger Consideration and all other amounts due hereunder, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(c)    Articles of Organization; By-Laws. At the Effective Time, by virtue of the Merger, the articles of organization of the Surviving Company shall be the articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by Law; provided, however, that at the Effective Time, Article I of the articles of organization of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the corporation is Intrinsix Corp.”. The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company, except that at the Effective Time, references to Merger Sub’s name shall be replaced with references to the Company’s name, until thereafter amended in accordance with the terms thereof, the articles of organization of the Surviving Company, and applicable Law.

(d)    Managers and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of Massachusetts Law and the articles of incorporation and the by-laws of the Surviving Company.

(e)    Effect of the Merger on Company Securities

(i)    Company Capital Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1(e)(ii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1(e)(iii)) that is issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1(e)(i) and throughout this Agreement, including the escrow provisions set forth herein, will be cancelled and extinguished and be converted automatically into the right to receive, upon delivery of a letter of transmittal, in the form of Exhibit B attached hereto (“Transmittal Letter”), that portion of the Merger Consideration to which such Company Capital Stock is entitled as set forth in the Allocation Schedule.

(A)    For the purposes of calculating the amount to be paid to each holder of Company Capital Stock as of the Closing (the “Stockholders”) at the Effective Time, the amounts described in this Section 1(e)(i) shall be calculated assuming that the Merger Consideration is equal to that portion of the Merger Consideration payable to the Stockholders, and shall be adjusted following the Closing as set forth herein; provided that the amount payable to each Major Seller will be reduced by such Major Sellers’ Pro Rata Share of the Escrow Amounts and the Reserve Amount. The aggregate amount to be paid to a Stockholder immediately prior to the Closing, or an Optionholder on account of such Optionholder’s cancelled Options, shall be rounded down to the nearest whole cent.

(B)    All Company Capital Stock, when cancelled, extinguished and converted pursuant to this Section 1(e)(i) shall no longer be outstanding and shall automatically be cancelled and retired, and each former Stockholder shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Agreement.

(C)    At the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds (and to the extent Taxes are withheld, such withheld amounts shall be treated as having been delivered and paid to the applicable recipient) the following:

(1)    all Repaid Indebtedness and Transaction Expenses, in each case as set forth on Schedules 1(i)(i) and 1(i)(ii), which such schedules shall have been delivered by the Company to Parent no later than three (3) Business Days prior to the Effective Time;

(2)    to the Escrow Agent, the Escrow Amounts for deposit in the Escrow Accounts;

(3)    to the Sellers’ Representative, an amount equal to the Reserve Amount for deposit into a bank account (the “Reserve Account”) controlled by the Sellers’ Representative to be used towards the costs and expenses, if any, incurred by the Sellers’ Representative in defending and/or resolving any claims brought by any member of the Parent Group hereunder, expenses incurred by the Sellers for services of the Independent Accounting Firm, payments required to be made to the Company pursuant to Section 1(h)(iv) to the extent the Escrow Amount is insufficient to cover such payments, if any (it being agreed that the Major Sellers shall remain liable for such payments to the extent such payments exceed the Escrow Amount and the Reserve Amount), or any other costs or expenses incurred by the Sellers’ Representative in the performance of its obligations as Sellers’ Representative. The Major Sellers will not receive any interest or earnings on the Reserve Account and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative shall distribute any amounts remaining in the Reserve Account to the Payments Administrator for further distribution to the Major Sellers, in accordance with the Allocation Schedule. For tax purposes, the Reserve Account will be treated as having been received and voluntarily set aside by the Major Sellers at the time of Closing; and

(4)    that portion of the Merger Consideration payable to the Sellers to the Payments Administrator pursuant to the terms of Section 1(f) (after deduction of any consideration to be retained by Parent pursuant to the Holdback Agreements) and as set forth in the Allocation Schedule.

(ii)    Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholders or any other Person, each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded and perfected appraisal rights in accordance with Massachusetts Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Massachusetts Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1(e)(i), but the holder thereof shall only be entitled to such rights as are provided by Massachusetts Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the provisions of this Section 1(e)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Massachusetts Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1(e)(i), without interest thereon, subject to the terms and conditions set forth in this Section 1(e)(iii) and throughout this Agreement. From and after Closing, Parent shall cause the Surviving Company to comply with all aspects of Massachusetts Law related to dissenters rights. Prior to the Closing, the Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company from any Stockholder and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Prior to the Closing, any communication to be made by or on behalf of the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s prior written consent.

(iv)    Withholding. Notwithstanding any other provision in this Agreement, Parent, the Payments Administrator, the Surviving Company, and any other applicable payor shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder; provided, however, other than with respect to withholding required with respect to compensatory payments or as a result of a failure to deliver the IRS Form W-9, appropriate IRS Form W-8, or the certificate described in Section 2(c)(xxv), that the Person intending to deduct or withhold shall use commercially reasonable efforts to notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold. The Parties (in the case of the Sellers’ Representative, solely following the Closing) shall work together in good faith to minimize such deduction or withholding on non-compensatory payments; provided that any such efforts shall not delay the Closing or require any Party to incur any material unreimbursed cost or expense. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller or other recipient of payment in respect of which such deduction and withholding was made.

(v)    Treatment of Amounts in Escrow. Each Major Seller shall be deemed to have contributed his, her or its Pro Rata Share of the Escrow Amounts to the Escrow Accounts, and his, her or its Pro Rata Share of the Reserve Amount to the Reserve Account. The right to such Escrow Accounts represents a contingent right of the Major Sellers to receive a portion of the Merger Consideration, subject to the obligations of this Agreement, including the adjustment provisions of Section 1(h), and the indemnification provisions of Section 5.

(f)    Payments Administrator.

(i)    Acquiom Financial LLC, a Colorado limited liability company , in its capacity as payments administrator, shall act as exchange and paying agent, registrar and transfer agent (in such capacity, the “Payments Administrator”) for the purpose of exchanging, immediately prior to the Effective Time, Company Capital Stock for the aggregate Merger Consideration, and for making other payments as set forth in the Payments Agreement. At the Effective Time, Parent or Merger Sub shall deposit, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Payments Administrator for the benefit of the Major Sellers cash in an aggregate amount equal to the Merger Consideration (excluding any consideration to be retained by Parent pursuant to the Holdback Agreements) (the “Payment Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 1(e), and Section 7(c) and shall not be used to satisfy any other obligations of the Surviving Company. The Payments Administrator shall, pursuant to instructions provided by Parent, make the payments provided for in Section 1(e) and Section 7(c) of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Payments Administrator pursuant to this Agreement shall remain the property of the Surviving Company).

(ii)    Promptly after the Effective Time, the Payments Administrator shall mail and e-mail to each record Stockholder and each Optionholder immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger, (ii) a Transmittal Letter and/or Option Cancelation Agreement (as applicable) which shall specify that delivery shall be effected only upon proper delivery of a duly executed Transmittal Letter and/or Option Cancelation Agreement (as applicable) to the Payments Administrator, and (iii) instructions for use in surrendering such Company Capital Stock and receiving that portion of the Merger Consideration payable to the Stockholders in respect thereof. In addition, the form of Transmittal Letter and/or Option Cancelation Agreement (as applicable) will require the delivering holder to represent that (x) such delivering holder has good title to such Company Capital Stock and/or Options, (y) such delivering holder has full power and authority to execute and deliver such Transmittal Letter and/or Option Cancelation Agreement (as applicable) and to perform his, her or its obligations in connection therewith and (z) such delivering holder agrees to the terms of this Agreement, including, without limitation, the appointment of the Sellers’ Representative.

(iii)    Upon delivery to the Payments Administrator of such Transmittal Letter and/or Option Cancelation Agreement (as applicable), duly executed and completed in accordance with the instructions thereto, the holder of such Company Capital Stock and/or cancelled Options shall be entitled to receive, promptly after such delivery, in exchange therefor, cash in an amount set forth in the Allocation Schedule, which amounts shall be paid by the Payments Administrator or the Company, the Surviving Company or Parent, as applicable, or, for an additional fee, by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Company Capital Stock. Until surrendered in accordance with the provisions of this Section 1(f), such Company Capital Stock and/or cancelled Options shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 1(e) or Section 7(c), without any interest or dividends thereon plus, if the Seller is a Major Seller, the applicable portion of the Escrow Amounts to which such Major Seller may be entitled pursuant to Section 1(h)(iv) and the indemnification provisions of Section 5; and plus the applicable portion of the Reserve Account to which such Major Seller may be entitled pursuant to Section 7(m).

(iv)    The consideration issued upon the receipt of a Transmittal Letter and/or Option Cancelation Agreement (as applicable), duly executed and completed in accordance with the instructions thereto in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock(s) and/or cancelled Options formerly represented thereby. After the Effective Time, there shall be no transfers on the books and records of the Surviving Company of any Company Capital Stock that was outstanding immediately prior to the Effective Time.

(v)    Neither Parent nor the Surviving Company shall be liable to a Stockholder or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Transmittal Letter shall not have been delivered by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, securities or property) or other distributions with respect to Company Capital Stock would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Company Capital Stock shall, to the extent permitted by Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g)    Repaid Indebtedness; Transaction Expenses.

(i)    The Parties agree that, upon the Closing, the Indebtedness of the Company set forth on the attached Schedule 1(g)(i) (the “Repaid Indebtedness”) will be fully repaid by or on behalf of Parent on behalf of the Company in accordance with this Section 1(g)(i). In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing, the Company shall have obtained payoff letters for the Repaid Indebtedness and any related documents and instruments, including but not limited to lien and security release documentation, which payoff letters shall be in a form reasonably satisfactory to Parent and Merger Sub and shall indicate that such lenders have agreed to, upon receipt of the amounts indicated in such payoff letters, immediately release all Liens (other than Permitted Liens) relating to the assets and properties of the Company and return all possessory and original collateral on the Closing Date. Subject to the satisfaction of the Company’s and the Sellers’ covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make, or cause to be made, the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.

(ii)    In addition, the Parties agree that, upon the Closing, all of the Transaction Expenses will be fully paid, and that such payment will be funded with a portion of the Merger Consideration. In order to facilitate such payment, no less than three (3) Business Days prior to the Closing, the Company shall have provided, and attached hereto as Schedule 1(g)(ii) is, a statement of Transaction Expenses in a form reasonably satisfactory to Parent and Merger Sub. Subject to the satisfaction of the Company’s and the Sellers’ covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make, or cause to be made, payment of the Transaction Expenses by wire transfer of immediately available funds on the Closing Date in order to discharge the amounts payable thereunder. The Company shall have obtained and provided to Parent wire transfer instructions for the satisfaction of the Transaction Expenses no less than three (3) Business Days prior to the Closing.

(h)    Adjustment of the Merger Consideration.

(i)    Capitalization. The Merger Consideration payable pursuant to this Section 1 has been calculated based upon the representations and warranties made by the Company in Section 3(a)(ii). In the event that, at the Effective Time, the actual number of Company Capital Stock outstanding, or similar agreements or upon conversion of securities (including as a result of any unit split, reclassification, unit dividend (including any dividend or distribution of securities convertible into Company Capital Stock) or recapitalization) , and cancelled Options is different than as described in Section 3(a)(ii), the Per Share Merger Consideration set forth on the Allocation Schedule shall be equitably adjusted. The provisions of this Section 1(h) shall not, in any event, adversely affect, constitute a waiver of or otherwise impair any of Parent’s or Merger Sub’s rights under this Agreement (including any of Parent’s or Merger Sub’s rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 3(a)(ii) hereof).

(ii)    Closing Date Merger Consideration Adjustment. Not later than five (5) Business Days prior to the Closing, the Company shall have provided Parent with a written statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall be in the form attached hereto as Schedule 1(h)(ii), which shall include a good faith estimate of each of the following with respect to the Company (on a consolidated basis): (A) Working Capital as of the close of business on the Business Day immediately prior to the Closing Date (“Estimated Working Capital”); (B) the aggregate amount of all Cash and Cash Equivalents held by the Company as of the Closing (such aggregate amount, the “Estimated Cash and Cash Equivalents”); (C) the aggregate amount of all Indebtedness of the Company as of the Closing (“Estimated Indebtedness”); and (D) the aggregate amount of all Transaction Expenses (“Estimated Transaction Expenses”), subject, in each case, to final adjustment as provided in this Section 1(h). Parent shall calculate the Merger Consideration (the “Estimated Merger Consideration”) in good faith based on, and in reliance upon, the Estimated Closing Statement, and shall deliver such calculation to the Company prior to the Closing in the Allocation Schedule.

(iii)    Closing Statement. Within one hundred (100) days following the Closing, Parent shall prepare or cause to be prepared a statement (the “Closing Statement”) setting forth: (A) Parent’s calculation of the Working Capital as of the close of business on the Business Day immediately prior to the Closing Date (“Closing Working Capital”); (B) Parent’s calculation of the Cash and Cash Equivalents held by the Company as of the Closing (such aggregate amount, the “Closing Cash and Cash Equivalents”); (C) Parent’s calculation of the Indebtedness of the Company as of the Closing (“Closing Indebtedness”); and (D) Parent’s calculation of the Transaction Expenses (“Closing Transaction Expenses”). The Sellers and the Sellers’ Representative shall cooperate fully in the preparation of the Closing Statement. Upon completion of the Closing Statement, Parent shall deliver or cause the Company to deliver the Closing Statement to the Sellers’ Representative.

(iv)    Post-Closing Adjustments. Following the conclusive determination of the Closing Working Capital as set forth in Section 1(h)(vi) (such amount as so determined, the “Final Working Capital”), the Closing Indebtedness as set forth in Section 1(h)(vi) (such amount as so determined, the “Final Indebtedness”), the Closing Transaction Expenses as set forth in Section 1(h)(vi) (such amount as so determined, the “Final Transaction Expenses”) and the Closing Cash and Cash Equivalents as set forth in Section 1(h)(vi) (such amount as so determined, the “Final Cash and Cash Equivalents”), the Merger Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital, the Final Indebtedness for the Estimated Indebtedness, the Final Transaction Expenses for the Estimated Transaction Expenses and the Final Cash and Cash Equivalents for the Estimated Cash and Cash Equivalents (the “Final Merger Consideration”). If (x) the Final Merger Consideration is greater than the Estimated Merger Consideration, then (A) Parent shall cause the Surviving Company to pay to the Payments Administrator for further deposit to the Reserve Account an amount, in cash, equal to the difference between the Final Merger Consideration and the Estimated Merger Consideration and (B) the funds remaining in the Adjustment Escrow Amount shall be released to the Payments Administrator for distribution to the Major Sellers, and (y) the Estimated Merger Consideration is greater than the Final Merger Consideration, then (A) an amount in cash equal to the difference between the Estimated Merger Consideration and the Final Merger Consideration shall be paid from the Adjustment Escrow Amount to Parent; provided that in the event that the difference between the Estimated Merger Consideration and the Final Merger Consideration exceeds the Adjustment Escrow Amount, the first $100,000 of such excess shall be paid to Parent from the Indemnity Escrow and any remaining shortfall shall be paid (at Parent’s sole discretion) from the Reserve Account (to the extent available), or ratably by the Management Shareholders on a several (but not joint) basis in accordance with each Management Shareholder’s respective pro rata share of the Merger Consideration (it being understood that such proportionate share of each Management Shareholder, when taken together with the proportionate share of each of the other Management Shareholder shall equal one hundred percent (100%) of the excess), and (B) the funds remaining (if any) in the Adjustment Escrow Amount, after giving effect to clause (A), shall be released to the Payments Administrator for distribution to the Major Sellers. Any payment required to be made by this Section 1(h)(iv) shall be made as provided in Section 1(h)(v). For illustration purposes, assuming that each Management Shareholder is entitled to 25% of the Merger Consideration, if there is a remaining shortfall of $1,500 after deducting the excess from the Indemnity Escrow Account, and Parent elects to recover such shortfall from the Management Shareholders, each Management Shareholder shall be severally liable to Parent for an amount of $500.

(v)    Post-Closing Adjustment Payments. The amount of any payment required to be made pursuant to Section 1(h)(v) shall be paid to Parent or the Payments Administrator (for the benefit of the Sellers pursuant to the Allocation Schedule), as applicable, within ten (10) days after the final determination of such amount becomes final in accordance with Section 1(h)(vi).

(vi)    Adjustment Finalization.

(A)    No later than thirty (30) days following the delivery by Parent of the Closing Statement and supporting documentation, the Sellers’ Representative shall notify Parent in writing whether it accepts or disputes the accuracy of the calculation of Closing Working Capital, Closing Cash and Cash Equivalents, Closing Indebtedness and Closing Transaction Expenses. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice and during normal business hours to the financial books and records and the appropriate finance personnel of the Company to enable it to evaluate the calculations of Closing Working Capital, Closing Cash and Cash Equivalents, Closing Indebtedness and Closing Transaction Expenses prepared by Parent. If the Sellers’ Representative accepts the calculation of Closing Working Capital, Closing Cash and Cash Equivalents, Closing Indebtedness and Closing Transaction Expenses determined pursuant to Section 1(h)(ii), or if the Sellers’ Representative fails within such thirty (30) day period to notify Parent of any dispute with respect thereto, then the calculation of Closing Working Capital determined pursuant to Section 1(h)(ii) shall be the “Final Working Capital”, the calculation of Closing Cash and Cash Equivalents determined pursuant to Section 1(h)(ii) shall be the “Final Cash and Cash Equivalents”, the calculation of Closing Indebtedness determined pursuant to Section 1(h)(ii) shall be the “Final Indebtedness” and the calculation of Closing Transaction Expenses determined pursuant to Section 1(h)(ii) shall be the “Final Transaction Expenses”, which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.

(B)    If the Sellers’ Representative disputes the accuracy of the calculation of Closing Working Capital, Closing Cash and Cash Equivalents, Closing Indebtedness or Closing Transaction Expenses, the Sellers’ Representative shall provide written notice to Parent no later than thirty (30) days following the delivery by Parent to the Sellers’ Representative of the Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of the Dispute Notice, Parent and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Closing Working Capital, Closing Cash and Closing Equivalents, Closing Indebtedness and/or Closing Transaction Expenses in accordance with this Section 1(h)(vi)(B) or Section 1(h)(vi)(C), as the case may be, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice during normal business hours to the financial books and records and appropriate finance personnel of the Company as it may reasonably request to enable them to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash and Cash Equivalents, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Parent and the Sellers’ Representative shall jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by Parent and the Sellers’ Representative (the “Independent Accounting Firm”) make a binding determination as to the disputed items in accordance with this Agreement.

(C)    The Independent Accounting Firm will, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Parent and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Closing Working Capital, Closing Cash and Cash Equivalents, Closing Indebtedness and/or Closing Transaction Expenses shall be based solely on the resolution of such disputed items. The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party in the Estimated Closing Statement or Closing Statement, as applicable. The decision of the Independent Accounting Firm shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction, and the Independent Accounting Firm’s final calculation of Closing Working Capital shall be deemed the “Final Working Capital”, the Independent Accounting Firm’s final calculation of Closing Cash and Cash Equivalents shall be deemed the “Final Cash and Cash Equivalents”, the Independent Accounting Firm’s final calculation of Closing Indebtedness shall be deemed the “Final Indebtedness”, and/or the Independent Accounting Firm’s final calculation of Closing Transaction Expenses shall be deemed the “Final Transaction Expenses”. The fees and expenses of the Independent Accounting Firm shall be paid by Parent, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm.

(i)    Release of Liens. Prior to the Closing, the Company shall cause all Liens, other than Permitted Liens, on the assets of the Company to be released. Such Liens shall include the security interest that the Silicon Valley Bank holds in the Intellectual Property Rights of the Company pursuant to:

(i)    Open security agreement recorded at Reel 2580 / 0297 Frame;

(ii)    Open security agreement recorded at Reel 2912 / 0767 Frame; and

(iii)    Open security agreement recorded at Reel 3471 / 0375 Frame

Section 2.    Closing and Closing Conditions.

(a)    The Closing. Unless this Agreement is validly terminated pursuant to Section 8(a), the Merger shall be consummated at a closing (the “Closing”) on a date that is within three (3) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible hereunder) of those conditions), remotely via the electronic exchange of documents and instruments, unless another time or place is mutually agreed upon in writing by the Parties. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)    Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived only with the mutual consent of Parent and the Company):

(i)    the Agreement and the Merger contemplated hereunder shall have been duly adopted and approved by the Stockholders constituting the Requisite Company Vote; and

(ii)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other legal requirement (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Merger or any other Transactions.

(c)    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent):

(i)    the representations and warranties of the Company contained in Section 3 that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in Section 3 that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date);

(ii)    the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing;

(iii)    since the date hereof, there shall not have occurred and be continuing a Material Adverse Effect;

(iv)    there shall be no Action pending or threatened in writing against Parent or any of its Affiliates, or against the Company or any of its Affiliates, seeking to make the Merger or any other Transactions illegal or prohibit or prevent the consummation of the Merger or any other Transactions, or otherwise seeking material damages in connection therewith;

(v)    following compliance by the Company with the notification provisions of Part 13 of the Massachusetts Law and the expiration of the time period for demanding appraisal thereunder, the number of Dissenting Shares shall not exceed five percent (5%) of the number of issued and outstanding Company Capital Stock;

(vi)    each of James Gobes, Mark Beal, the Project Managers, and eighty percent (80%) of the Identified Employees will be Continuing Employees after the Closing. All such Continuing Employees (A) shall have satisfied Parent’s customary employee background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records); provided that, Parent and the Company shall work together in good faith to complete such customary employee background investigation and any such efforts shall not delay the Closing or require either Parent nor the Company to incur any material unreimbursed cost or expense, and (B) shall be eligible to work in the jurisdiction of his or her employing entity;

(vii)    the Company shall have delivered to Parent proprietary information and inventions assignment agreements, in a form satisfactory to Parent, duly executed by each of James Gobes and Mark Beal and which are in full force and effect;

(viii)    all accrued, unused vacation days of the Continuing Employees as of the Closing Date shall be treated as Current Liability in the calculation of Working Capital; from and after the Closing Date through December 31, 2021, Parent shall maintain the Company’s pre-Closing holiday, sick leave, and vacation policies; and following December 31, 2021, Parent shall give the Continuing Employees credit for years of service with the Company under Parent’s vacation policy;

(ix)    the Company shall have delivered to Parent a certificate from the Company, validly executed by the President of the Company for and on behalf of the Company, to the effect that, as of the Closing, the conditions set forth in Section 2(c)(i), Section 2(c)(ii) and Section 2(c)(iii) have been satisfied;

(x)    the Company shall have delivered to Parent copies of the charter and by-laws of the Company, and the resolutions of the Stockholders, and the Company Board, approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be accurate and complete and in full force and effect as of the Closing;

(xi)    the Company shall have delivered to Parent a certificate of good standing (or equivalent) of each of member of the Company Group issued by the Secretary of State (or other appropriate office) of the state of such entity’s formation or incorporation, as applicable;

(xii)    the Company shall have delivered to Parent copies of: (A) the audited balance sheets of the Company as of December 31, 2020, and the related statements of earnings and comprehensive income, members’ equity and cash flows for the fiscal periods then ended, and the related notes to such financial statements; (B) the reviewed balance sheet of the Company and the related statements of earnings and comprehensive income, members’ equity and cash flows for the first quarter of 2021; and (C) the pro-forma balance sheet of the Company and the related statements of earnings and comprehensive income and members’ equity for period starting on January 1, 2021 to the full month periods ended prior to the month that is inclusive of the Closing Date;

(xiii)    the Company shall have delivered to Parent the Estimated Closing Statement in accordance with Section 1(h)(ii);

(xiv)    the Company shall have delivered to Parent the schedules setting forth all Repaid Indebtedness and Transaction Expenses, in accordance with Section 1(g);

(xv)    the Company shall have delivered to Parent payoff letters for the Repaid Indebtedness and lien and security release documentation related thereto, each, in form and substance reasonably satisfactory to Parent and Merger Sub;

(xvi)    the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that any Indebtedness that is not Repaid Indebtedness is free of any unresolved events of default and breaches (including past due payments, interest or penalties), evidenced by written acknowledgement thereof from the holders of any such Indebtedness as of Closing;

(xvii)    the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that none of the assets or properties of the Company Group shall be subject to any Liens, other than Permitted Liens;

(xviii)    the Company shall have delivered to Parent all third-party consents and approvals (on terms reasonably satisfactory to Parent) that are necessary for the consummation of the transactions contemplated hereby and the operation of the Business after Closing, or that are required in order to prevent a breach of or default under any agreement to which any member of the Company Group is a party, in each case as set forth on Appendix D;

(xix)    the Company shall have delivered to Parent all books and records pertaining to the business of the Company Group, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as Parent may reasonably request including minute books and records (if any);

(xx)    the Company shall have delivered to Parent resignations of the directors and officers (or equivalent) of each member of the Company Group (except for James Gobes, Mark Beal and Russell Cheung to the extent otherwise identified in writing by Parent prior to the Closing Date), effective at or prior to the Closing, including (A) statements from such directors and officers (or equivalent) of the Company Group to the effect that all salaries, pensions, bonuses, exit payments or similar contractual obligations of the Company Group have been settled prior to the Closing or will be settled concurrently with the Closing and (B) waivers by such directors and officers (or equivalent) of the Company Group of any claims against the Company Group, as applicable;

(xxi)    the Company shall have delivered to Parent the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent, which such Escrow Agreement shall be in full force and effect;

(xxii)    the Company shall have delivered to Parent the Payments Agreement, duly executed by the Sellers’ Representative and the Payments Administrator, which such Payments Agreement shall be in full force and effect;

(xxiii)    each Optionholder shall have delivered to the Payments Administrator, the Option Cancelation Agreement, duly executed by such Optionholder, which such Option Cancelation Agreement shall be in full force and effect;

(xxiv)    the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that all regulatory approvals, licenses and permits have been received from each jurisdiction in which the Company presently has operations such that Parent shall be legally entitled to continue to provide the same products and services that the Company provided before the consummation of the transactions contemplated hereby; and

(xxv)    Parent shall have received a certificate prepared in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(d)    Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):

(i)    the representations and warranties of Parent contained in Section 4 that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent contained in Section 4 that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all respects as of such date);

(ii)    Parent shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent prior to the Closing;

(iii)    the Company shall have received a certificate from Parent, validly executed by an executive officer of Parent for and on behalf of Parent, to the effect that, as of the Closing, the conditions set forth in Section 2(d)(i) and Section 2(d)(ii) have been satisfied;

(iv)    Parent shall have delivered to the Company certified copies of the resolutions of Parent’s and Merger Sub’s boards of directors approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(v)    Parent shall have delivered to the Company a certificate of good standing of each of Parent and Merger Sub issued by the Secretary of State of the applicable jurisdiction of incorporation or formation;

(vi)    Parent shall have delivered to the Company the Escrow Agreement, duly executed by Parent and the Escrow Agent, which such Escrow Agreement shall be in full force and effect;

(vii)    Parent shall have delivered to the Company, the Payments Agreement, duly executed by Parent and the Payments Administrator, which such Payments Agreement shall be in full force and effect;

(viii)    there shall be no Action pending or threatened in writing against Parent or any of its Affiliates, or against the Company or any of its Affiliates, seeking to make the Merger or any other Transactions illegal or prohibit or prevent the consummation of the Merger or any other Transactions, or otherwise seeking material damages in connection therewith; and

(ix)    the Requisite Company Vote shall have been obtained.

Section 3.    Representations and Warranties Regarding the Company Group. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company Group, and each of James Gobes and Mark Beal, represent and warrant to Parent, as follows as of, unless otherwise explicitly stated, the date of this Agreement and as of the Closing:

(a)    Organization; Capitalization.

(i)    The Company is duly organized, validly existing, qualified to do business and in good standing under the Laws of its jurisdiction of organization and in such other jurisdictions set forth on Schedule 3(a)(i)(A) attached hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified. A correct and complete list of the directors and officers of each member the Company Group is set forth on Schedule 3(a)(i)(B) attached hereto.

(ii)    The attached Schedule 3(a)(i) accurately sets forth the authorized and outstanding securities of the Company, and the name of each holder of such securities together with the number of such securities held by each such Person. All of the issued and outstanding securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the Stockholders as described on Schedule 3(a)(i).

(iii)    Except for this Agreement and as may be set forth on the attached Schedule 3(a)(i), there are no outstanding or authorized Options, warrants, rights, contracts, calls, puts, rights to subscribe, rights of first refusal, rights of first offer, conversion rights or other agreements or commitments to which any member of the Company Group is a party or which are binding upon any member of the Company Group providing for the issuance, disposition or acquisition of any of its securities or any rights or interests exercisable therefor. No Person holds shares or units in the Company Group that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder for which a valid Code Section 83(b) election has not been made. There are no outstanding or authorized unit appreciation, phantom unit or similar rights with respect to any member of the Company Group. Except as otherwise set forth on Schedule 3(a)(ii) attached hereto, no member of the Company Group is party to and, to the Knowledge of the Company, no other Person is party to, any voting trusts, proxies or any other agreements or understandings with respect to the voting of the securities of any member of the Company Group. No member of the Company Group has received any unconditional or conditional members’ contributions or any equity or other capital contributions of any nature that may involve any repayment obligations of the Company Group. No member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its securities. At the Closing, Parent shall receive all of the Company Capital Stock free and clear of all Liens. With respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) all Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Capital Stock on the Grant Date, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Option Plan and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities laws, (iv) the Option Plan is the only plan or program the Company maintains under which outstanding options to acquire Company Capital Stock, Company Restricted Stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted, (v) each award of Options has been made using the standard form award agreement under the Option Plan, a true, correct and complete copy of which has been made available to Parent, (vi) no Options differ in any material respect from such form agreement (other than any vesting acceleration provisions contained therein as indicated in Schedule 3(a)(iii) attached hereto), and (vii) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent.

(b)    Authorization of the Transaction. The execution, delivery and performance by the Company of this Agreement, the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by the Company, and no other act or proceeding on the part of the Company Group, board of directors, any member of the Company Group or any Stockholder is necessary to authorize the execution, delivery or performance by the Company Group of this Agreement or the consummation of the transactions contemplated hereby, other than the adoption of this Agreement by the holders of at least eighty-five percent (85%) of the outstanding Capital Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company Group, and, assuming the due authorization and execution of this Agreement by Parent, this Agreement constitutes a valid and binding obligation of each of the Company Group, enforceable against the Company Group in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the preceding clauses (i) and (ii) are referred to herein collectively as the “Enforceability Exceptions”).

(c)    No Conflicts. Neither the execution and the delivery of this Agreement, nor any of the transactions contemplated hereby, shall (i) violate any Law to which any member of the Company Group is subject or any provision of the articles of incorporation, by-laws or charter documents (or any similar organizational documents) of any member of the Company Group, (ii) except as set forth on Schedule 3(c)(ii), result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under, any agreement or other arrangement by which any member of the Company Group is bound or to which any of its assets are subject or which otherwise relate to the Business or (iii) result in the imposition of any Lien upon any of the Company Group’s assets. Except as set forth on Schedule 3(c)(ii), no member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent, waiver or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing and recordation of the Articles of Merger as required by Massachusetts Law and compliance with any applicable requirements and filings with the Defense Counterintelligence and Security Agency (“DCSA”) of the United States Department of Defense under the National Security Laws.

(d)    Brokers’ Fees. Except as set forth on Schedule 3(d) attached hereto, neither the Company Group nor any Seller has any obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)    Subsidiaries and Investments. Except as set forth on Schedule 3(e) attached hereto, the Company does not have any Subsidiaries. Since January 1, 2005, the Company has not had any Subsidiaries organized outside of the United States. Schedule 3(e) hereto sets forth (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the charter documents of any non-wholly-owned Subsidiary of the Company. Except as set forth on Schedule 3(e) attached hereto, the Company does not own, directly or indirectly, any stock or other interest in, or any security issued by, any other Person. Each of the Subsidiaries set forth on Schedule 3(e) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of each such Subsidiary’s incorporation or formation, and such Subsidiary is also qualified to do business and in good standing in those jurisdictions set forth on Schedule 3(a)(i) attached hereto which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such Subsidiary to be so qualified. The Company owns directly or indirectly all of the outstanding equity interests of the Subsidiaries set forth on Schedule 3(e) attached hereto, and there are no subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable for, any shares of capital stock or any class or other equity interests with respect to each such Subsidiary.

(f)    Financial Statements. Schedule 3(f) attached hereto contains the following financial statements (collectively the “Financial Statements”):

(i)    the audited balance sheets of the Company as of December 31, 2019, and the related statements of earnings and comprehensive income, stockholders’ equity and cash flows for the fiscal periods then ended, and the related notes to such financial statements;

(ii)    the draft audited balance sheets of the Company as of December 31, 2020, and the related statements of earnings and comprehensive income, stockholders’ equity and cash flows for the fiscal periods then ended, and the related notes to such financial statements (the “Draft FY20 Financial Statements”);

(iii)    the unaudited balance sheet of the Company as of March 31, 2021 (the “Latest Balance Sheet”), and the related statements of earnings and comprehensive income and stockholders’ equity as of March 31, 2021.

The audited balance sheets of the Company as of December 31, 2020, and the related statements of earnings and comprehensive income, stockholders’ equity and cash flows for the fiscal periods then ended, and the related notes to such financial statements (the “Audited FY20 Financial Statements”) are substantially similar to the Draft FY20 Financial Statements. Each of the Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and based upon and consistent with information contained in the books and records of the Company Group and fairly presents the financial condition and results of operations of the Company Group as of the times and for the periods referred to therein in accordance with GAAP, and the Financial Statements have been prepared in accordance with GAAP, as consistently applied throughout such periods (except that the unaudited financial statements do not contain footnotes required by GAAP, which, if presented, would not be material, individually or in the aggregate, and may be subject to normal year-end adjustments in accordance with GAAP consistent with the Company Group’s past practice, which adjustments would not be material, individually or in the aggregate). The Company Group’s revenue recognition policies and methodologies were consistently applied in the Financial Statements for the periods referred to therein in accordance with GAAP (except the unaudited financial statements may be subject to normal year-end adjustments in accordance with GAAP which adjustments would not be material, individually or in the aggregate). No Company Relevant Person that is directly involved in the preparation of the financial statements or the maintenance of any books, records or accounts of the Company Group has directly or indirectly (i) circumvented the internal accounting controls of the Company Group or (ii) falsified any of the books, records or accounts of the Company Group, or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company Group. The Company Group is not aware that any Other Relevant Person has directly or indirectly (x) circumvented the internal accounting controls of the Company Group, (y) falsified any of the books, records or accounts of the Company Group or (z) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company Group.

(g)    Absence of Certain Developments. (x) Since January 1, 2021, there has not been any Material Adverse Effect, and (y) since such date, except as set forth on Schedule 3(g) attached hereto, each member of the Company Group has conducted its operations in the ordinary course of business, and, without limiting the generality of the foregoing:

(i)    no member of the Company Group has sold, assigned, abandoned or otherwise transferred any of its assets (including any Company Intellectual Property) other than sales of inventory in the ordinary course of business;

(ii)    no member of the Company Group has licensed any of its Intellectual Property, except for non-exclusive licenses on one of the Company Group’s form customer agreements granted to customers in the ordinary course of business;

(iii)    no member of the Company Group has disposed of any of its Intellectual Property or permitted any of its Intellectual Property to lapse;

(iv)    no member of the Company Group has accelerated, modified, terminated any agreement (or series of related agreements) either involving more than $200,000 or outside the ordinary course of business;

(v)    no party (including any member of the Company Group) has accelerated, terminated or modified (except with the prior written approval of Parent) any agreement or other arrangement (or series of related agreements or arrangements) involving more than $200,000 to which a member of the Company Group is a party or by which any member of the Company Group is bound and, to the Knowledge of the Company, no party intends to take any such action;

(vi)    no member of the Company Group has suffered the imposition of or imposed any Lien upon any of its assets (including any Company Intellectual Property);

(vii)    no member of the Company Group has compromised any Action, right or claim (or series of related Actions, rights or claims) either involving more than $100,000 or outside the ordinary course of business;

(viii)    no member of the Company Group has experienced any material damage or loss (whether or not covered by insurance) to its property;

(ix)    no member of the Company Group has recorded any sales revenues pursuant to transactions in which the purchaser of such products has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable (other than pursuant to the terms and conditions of the Company’s standard warranty terms);

(x)    no member of the Company Group has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(xi)    no member of the Company Group has (A) made any change in terms of distribution of products or services, (B) made any change to its pricing, discount, allowance or return policies, (C) granted any pricing, discount, allowance or return terms for any customer or vendor, including by modifying the manner in which it licenses or otherwise distributes its products, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, or (D) decreased the amount of any subscription and support renewal fees due to the Company Group from the amount of such subscription and support renewal fee payable to the business during the preceding twelve-month period;

(xii)    no member of the Company Group has granted or announced any cash, equity or equity-based incentive, bonus, severance or termination pay, or increase in the compensation or benefits of any of its current or former directors, officers, employees, consultants, independent contractors or other service providers;

(xiii)    no member of the Company Group has granted or promised any (A) increase or acceleration of compensation of any of its directors, managers or officers, (B) increase or acceleration of compensation of any of its non-executive officers or other employees, consultants, independent contractors or other service providers whose annual compensation opportunities are greater than $100,000 or (C) hired or terminated any employee or service provider of the Company Group with annual compensation in excess of $100,000 (other than terminations for “cause”);

(xiv)    no member of the Company Group has conducted its cash management customs and practices (including the collection of receivables, payment of payables, capital expenditures and pricing and credit practices) other than in the usual and ordinary course of business consistent with past custom and practice;

(xv)    no member of the Company Group has declared, set aside or paid any dividend or distributed cash or other property to any Seller with respect to its securities, redeemed or otherwise acquired any of its securities or warrants, options or other rights to acquire its securities, or made any other payments to any Seller (other than ordinary course salary payments with respect to any Seller that is an employee of the Company Group);

(xvi)    no member of the Company Group has entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the date hereof of consideration in excess of $100,000 per annum or impose any material obligation on any member of the Company Group after the date hereof;

(xvii)    no member of the Company Group has borrowed any amount or incurred or become subject to any material liabilities, except current Indebtedness incurred in the ordinary course of business consistent with past practice;

(xviii)    no member of the Company Group has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, managers, officers, employees or other service providers outside the ordinary course of business and inconsistent with past practice;

(xix)    no member of the Company Group has delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

(xx)    no member of the Company Group has made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;

(xxi)    no member of the Company Group has (A) billed for any agreement that would have been billed after the Closing in the ordinary course of business or (B) offered any customer a discount or other inducement in order to accelerate billings associated with new contracts and business;

(xxii)    no member of the Company Group has entered into, agreed to, modified, amended, or terminated any collective bargaining agreement or any other agreement with any labor union, works council or other labor organization or modified the terms of any existing such agreement and no member of the Company Group has entered into or terminated any employment, independent contractor, consultant or similar agreement, with the exception of any employment agreements that do not deviate in any material respect from the Company Group’s standard form that provides for at-will employment and do not provide for severance and any independent contractor agreements that do not deviate in any material respect from the Company Group’s standard form that are cancellable without penalty on less than thirty (30) days’ notice;

(xxiii)    no member of the Company Group has implemented any employee layoffs that would be reasonably likely to implicate the WARN Act or similar state Laws;

(xxiv)    no member of the Company Group has changed or otherwise modified any Tax election affecting it, adopted or changed any accounting method, amended any Tax Return, entered into any closing agreement related to Taxes, settled any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrendered any right to claim a Tax refund, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

(xxv)    no member of the Company Group has committed to do any of the foregoing.

(h)    Absence of Undisclosed Liabilities. All Liabilities of the Company Group relate to or arise solely from the Business. No member of the Company Group has any Liability, whether arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, other than (i) Liabilities set forth on the face of the Latest Balance Sheets; (ii) Liabilities that have arisen since the date of the Latest Balance Sheets (as applicable) in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit); (iii) Liabilities under agreements described on Schedule 3(m)(i) or under agreements not required to be disclosed thereon (but not Liabilities for breaches thereof); (iv) Liabilities set forth on Schedule 3(h).

(i)    Compliance with Laws.

(i)    Each member of the Company Group has complied and is in compliance with all Laws applicable to such member of the Company Group and is not aware of any allegation of non-compliance with any such Law. No written notices have been received by, and to the Knowledge of the Company, no Actions have been initiated against, any member of the Company Group alleging or pertaining to a violation of any such Laws. Each member of the Company Group and each of such member of the Company Group’s directors, managers, officers, employees, independent contractors, consultants and agents have complied and are in compliance with all Governmental Orders. There is no material investigation, proceeding, audit, disciplinary action (including fines) currently pending, or to the Knowledge of the Company, threatened against any member of the Company Group by any Governmental Authority. No examination of any member of the Company Group by any Governmental Authority has resulted in outstanding findings, requests, or orders from a Governmental Authority. No member of the Company Group nor, to the Knowledge of the Company, any Subsidiary, manager, director, officer, agent or employee of any member of the Company Group, directly or indirectly, has on behalf of or with respect to any member of the Company Group, (i) made any unlawful domestic or foreign political contributions, (ii) made any payment or provided services which were not legal to make or provide or which any member of the Company Group or any Subsidiary thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (iii) received any payment or any services which were not legal for the payor or the provider of such services to make or provide, (iv) had any material transactions or payments which are not recorded in the accounting books and records of the applicable member of the Company Group, or (v) had any off‑book bank or cash accounts used by the applicable member of the Company Group.

(ii)    Each member of the Company Group has complied at all times and are currently in compliance with all Laws and other requirements and policies imposed by any Governmental Authority, including, but not limited to, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Small Business Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truthful Cost and Pricing Data Act (commonly referred to by its former name, the Truth in Negotiations Act), the Service Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Trade Agreements Act, and the Buy American Act. Neither the Company, its Subsidiaries, nor the Stockholders, nor any of the employees, partners, principals, members, managers, agents, trustees or assignees of the Company or its Subsidiaries have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment. To the Knowledge of the Company and its Subsidiaries, no supplier of the Company or any of its Subsidiaries nor any of such supplier’s employees, partners, principals, members, managers, agents, trustees or assignees have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment, nor, to the Knowledge of any the Company and its Subsidiaries, do any facts or circumstances exist which are reasonably likely to result in any such violation. The Company and each of its Subsidiaries and their respective Affiliates have instituted and maintain policies and procedures, including audit rights with respect to customers and suppliers, designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

(iii)    Neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, oral allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any noncompliance with Law, and has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law.

(iv)    None of the representations and warranties contained in this Section 3(i) shall be deemed to relate to Tax matters (which are governed by Section 3(l)), Intellectual Property and Data Security matters (which are governed by Section 3(m)), government contracts (which are governed by Section 3(o)), employment matters (which are governed by Section 3(r)), employee benefit matters (which are governed by Section 3(s)), environmental matters (which are governed by Section 3(x)), international trade and Anti-Corruption Laws (which are governed by Section 3(y)), or Anti-Corruption Laws (which are governed by Section 3(z)).

(j)    Assets and Properties. Except for the Dividend and to the extent sold or otherwise transferred in the ordinary course of business since the date of the Latest Balance Sheets, the Company Group owns good and marketable title, free and clear of all Liens (other than Liens reflected on the Latest Balance Sheets, which Liens will be discharged as of or prior to Closing, and other than Permitted Liens), to all of the properties and assets (i) reflected on the Latest Balance Sheets or thereafter acquired or used or necessary to the conduct of the Business as presently conducted or (ii) used in or necessary to the conduct of the Business as presently conducted, except for leased properties and leased assets that are so used or so necessary, which the Company Group leases under valid leases. The properties and assets of the Company Group are in operable condition and repair in all material respects and are usable to operate the Business as presently conducted.

(k)    Real Property. No member of the Company Group owns and no member of the Company Group has ever owned any interest in any real property. Schedule 3(k) sets forth the address of each real property leased, subleased or otherwise occupied by the Company Group, and a true and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such leased real property (including the date and name of the parties to such lease document) (the “Leases”). The Leases comprise all of the real property used in, or otherwise related to, the Business. The Company has delivered to Parent a true and complete copy of each such Lease document. Except as set forth on Schedule 3(k), with respect to each of the Leases, (i) assuming the due execution of such Lease by the other part(ies) thereto, such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Company Group’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the applicable member of the Company Group nor any other party to the Leases is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof and (v) the other party to the Leases is not an Affiliate of, and otherwise does not have any economic interest in any member of the Company Group. To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the real property subject to the Leases are in good condition and repair and sufficient for the operation of the Business.

(l)    Tax Matters. Except as set forth on Schedule 3(l) attached hereto:

(i)    Each member of the Company Group has timely filed all Tax Returns (taking into account any valid extensions) and notices and information in respect of any Taxes which are required to be filed by it, and all such Tax Returns, notices and information are true, complete and accurate in all material respects.

(ii)    Each member of the Company Group has timely paid all Taxes due on or prior to the Closing Date (whether or not shown on any Tax Return).

(iii)    No deficiency for any amount of Tax has been asserted or assessed by a taxing authority in writing against any member of the Company Group that remains unpaid, and to the Knowledge of the Company, no such assessment or asserted Tax Liability has been proposed.

(iv)    No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions).

(v)    No written claim has ever been made (a) within the 3-year period ending on the Closing Date by any taxing authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction, or (b) prior to such 3-year period by any taxing authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction that has not been resolved.

(vi)    No member of the Company Group has waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which waiver or consent is still in effect.

(vii)    Each member of the Company Group has timely withheld and paid over to the appropriate taxing authority all material Taxes which it is required to withhold from amounts distributed, paid or owing to any Seller, employee or other Person.

(viii)    Since January 1, 2010, there are no and have not been any Actions or audits or any written notices of inquiry with respect to any of the foregoing pending against or with respect to any member of the Company Group regarding Taxes, and no such Action or audit has been threatened in writing against or with respect to any member of the Company Group regarding Taxes. No claim or legal proceeding is pending or threatened against any member of the Company Group in respect of any Tax.

(ix)    No member of the Company Group has any current or potential contractual obligation to indemnify any other Person with respect to Taxes, and none is a party to or bound by any Tax allocation or Tax sharing agreement with any Person (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes.

(x)    No member of the Company Group (A) has been a member of an Affiliated Group (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than another member of the Company Group) under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), or otherwise by operation of Law.

(xi)    No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; (F) the application of Section 965 of the Code; (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) deferred revenue accrued prior to the Closing. No member of the Company Group has made an election under Section 965(h) of the Code.

(xii)    No member of the Company Group is a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b) or any other similar provision of state, local or non-U.S. Law.

(xiii)    No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 during the three (3) year period ending on the Closing Date.

(xiv)    No payment or benefit which is or may be made or provided by, from or with respect to any Employee Benefit Plan, or otherwise to any current or former employee, equityholder, officer, director or service provider of the Company Group, their Subsidiaries or their Affiliates in connection with the transactions contemplated by this Agreement, alone, or in combination with any other event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(xv)    Each contract, arrangement, or Employee Benefit Plan of the Company Group that is subject to Code Section 409A (if any) has been maintained in documentary and operational compliance with Code Section 409A and the Treasury Regulations and other applicable guidance issued thereunder in all material respects.

(xvi)    No member of the Company Group or their Affiliates has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).

(xvii)    There are no Liens for Taxes (other than for Taxes not yet due and payable or Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon the assets of any member of the Company Group.

(xviii)    No member of the Company Group has received or requested any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(xix)    Since January 1, 2005, no member of the Company Group has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(xx)    Schedule 3(l)(xx) sets forth the U.S. federal income tax classification of each member of the Company Group.

(xxi)    No Company Group member is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income tax purposes.

(xxii)    No Company Group member has extended, deferred or delayed the payment of any Taxes under the Consolidated Appropriations Act, 2021 or the Coronavirus Aid, Relief, and Economic Security Act of 2021 (the “CARES Act”) or otherwise as a result of the COVID-19 pandemic or any measures enacted by a Governmental Authority in response thereto, including pursuant to IRS Notice 2020-65. No Company Group member has claimed any credits under the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the CARES Act, or the Consolidated Appropriations Act, 2021 or requested any advance payment or refund of Tax credits under the CARES Act, the Consolidated Appropriations Act, 2021 or otherwise.

(xxiii)    The representations and warranties set forth in this Section 3(l) are the Company’s sole and exclusive representations and warranties regarding Taxes.

(m)    Intellectual Property.

(i)    Schedule 3(m)(i) contains a complete and accurate list of all Registered Intellectual Property owned by or exclusively licensed to the Company Group (“Company Registered IP”). All of the Company Registered IP is valid, subsisting and, to the Knowledge of the Company, enforceable. The Company has paid all applicable fees and made all applicable filings necessary to maintain the Company Registered IP. Members of the Company Group are the registered holders of all Internet domain names set forth on Schedule 3(m)(i).

(ii)    The Company Group possesses all Company Technology and other information and materials necessary or useful for the operation of the Business as it has been conducted during the past three (3) years. The Company has not assigned any ownership interest in or granted any exclusive license to any Company Technology or any Intellectual Property embodied therein.

(iii)    The Company Group exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all Intellectual Property that is used in or necessary for the operation of the Business (collectively, the “Company Intellectual Property”) as of the date of the Latest Balance Sheets and as of the Closing, free any clear of all Liens other than Permitted Liens. The Company Intellectual Property shall be available for use by the Business and the Company Group immediately after the Closing Date on identical terms and conditions to those under which the Business and the Company Group owned and used the Company Intellectual Property immediately prior to the Closing Date.

(iv)    All Persons who have contributed, developed or conceived of any Company Intellectual Property or Company Technology have done so pursuant to a valid and enforceable agreement that protects the Confidential Information and assigns to the Company Group all rights to such Person’s contribution, development or conception.

(v)    The operation of the Business, including the provision of services and content and the sale or licensing of Company Technology, does not infringe, misappropriate, dilute or otherwise violate, and in the past six (6) years, has not infringed, misappropriated, diluted or otherwise violated, any non-patent Intellectual Property of any third party and, to the Knowledge of the Company, any patent Intellectual Property of any third party, and neither the Company Group nor any Seller has received any notices, requests for indemnification or threats from any third party related to the foregoing, nor has any member of the Company Group requested or received any opinions of counsel related to the same.

(vi)    To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property, and, except as set forth on Schedule 3(m)(vi), the Company has not, in the five (5) years prior to the date of this Agreement, sent any written notices to any third party alleging that such third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property.

(vii)    Schedule 3(m)(vii) sets forth a list of all Open Source Software that has been distributed by the Company Group in connection with the Business, and for each such item of Open Source Software: (A) the name and version number of the applicable license and (B) the distributor or website from which the Open Source Software was obtained.

(viii)    The Company Group has not used any Open Source Software or any modification or derivative thereof in a manner that would result in any obligation of the Company Group to grant to any Person any rights to or immunities under any of the Company Intellectual Property.

(ix)    The Company Group is in material compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third-party technology, including Software. The Company Group has purchased a sufficient number of seat licenses for the Business Systems as used in or necessary for its current operations.

(x)    The Company Group has taken all commercially reasonable actions to maintain and protect all of the Company Intellectual Property, including the secrecy and confidentiality of the trade secrets and other Confidential Information, and the Company Group has not disclosed any confidential Company Intellectual Property (including the any Company Technology) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(xi)    The Company Group owns, leases, licenses or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the immediate needs of the Business as currently conducted. The Company Group has implemented and maintains commercially reasonable disaster recovery and business continuity plans for the Business Systems.

(xii)    The Company Group has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the Business Data stored or contained therein or transmitted thereby, including by implementing procedures intended to help prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and monitor and alert for threats and vulnerabilities in the Business Systems.

(xiii)    Schedule 3(m)(xiii) lists each policy of the Company Group that governs Personal Information as required by applicable U.S. law (“Company Privacy Policy”) in effect during the past three years for each relevant member of the Company Group. The Company Group (a) maintains a Company Privacy Policy; (b) complies in all material respects with its then in effect Company Privacy Policy and any public statements regarding the Company Group’s Personal Information practices; and (c) provides notice of its Company Privacy Policy on all of its websites in a manner compliant with the Data Security Requirements. Each Company Privacy Policy, during the time period in effect: (x) complies in all material respects with all applicable Data Security Requirements; and (y) has been or currently is accurate and complete in all material respects.

(xiv)    The Company Group and the conduct of the Business are in material compliance with Data Security Requirements and to the Company’s Knowledge, there have not been any actual unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other written notices received relating to Data Security Requirements. No written notices have been received by, and no written claims, charges or complaints have been made against, the Company Group by any Governmental Authority and no material notices, claims, charges or complaints have been made against, the Company Group by any Person alleging a violation by the Company Group of Data Security Requirements, and to the Company’s Knowledge, no such claims charges or complaints have been threatened in writing or are pending. The Company Group carries cybersecurity insurance in the amounts and with the limitations described on Schedule 3(m)(xvi).

(xv)    No member of the Company Group uses or licenses any Intellectual Property owned by any manager, director, officer, employee or consultant of the Company or a Subsidiary. Except as set forth on Schedule 3(m)(xv) hereto, no Company Intellectual Property that is material to the business of the Company was developed by the Company using (in whole or in part) government or university funding or facilities nor was it obtained from any Governmental Authority or university, and the Company has not granted to any Governmental Authority, either expressly, or by any act or omission, any unlimited, unrestricted or government purpose rights (as those terms are defined in the FAR or any U.S. government agency FAR supplement), or any similar rights in Company Intellectual Property or components thereof.

(xvi)    The representations and warranties set forth in this Section 3(m) are the Company’s sole and exclusive representations and warranties regarding Intellectual Property and Data Security.

(n)    Contracts and Commitments.

Except as set forth on Schedule 3(n) attached hereto, no member of the Company Group is a party to or bound by (or has offered to any Person or otherwise resolved to become a party to or bound by) any:

(i)    agreement or offer letter, as applicable, to any current or former employee, director, officer, independent contractor, consultant, independent director, or other service provider for (A) the employment or engagement of any Person on a full-time, part-time, independent contractor or consulting basis with an annual base salary or consulting fee and incentive compensation opportunity that exceeds $100,000, (B) providing severance benefits or change in control benefits, or (C) relating to loans, other than advances in the ordinary course of business;

(ii)    bonus, equity-based, phantom equity, severance, retention, transaction or change of control bonus, pension, profit sharing, retirement or other form of deferred compensation plan or arrangement;

(iii)    guarantee of any Liability or obligation;

(iv)    agreement under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $150,000;

(v)    agreement under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive end user licenses of commercially available Software used solely for the Company Group’s internal use or with a total replacement cost of less than $100,000 for its internal business purposes);

(vi)    agreement under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property (other than Intellectual Property licensed to customers on a non-exclusive basis in the ordinary course of business);

(vii)    joint development agreement, joint venture agreement, collaboration agreement, partnership agreement, strategic alliance agreement or similar agreement;

(viii)    agreement under which it is lessor of or permits any third party to hold or operate any material personal property owned or controlled by it;

(ix)    settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any material outstanding monetary or other obligation after the date hereof;

(x)    agreement pursuant to which the Company Group is granted a lease in, a sublease in, or the right to use or occupy any land or building;

(xi)    agreement or group of related agreements with the same party that (A) is not a service contract or subcontract between any member of the Company Group and a service customer of the Company Group and (B) involves consideration in excess of $100,000;

(xii)    agreement relating to the acquisition or disposition of assets (including Intellectual Property) or any interests in any business enterprise outside of the Company Group’s ordinary course of business and in an amount in excess of $100,000;

(xiii)    agreement relating to the sharing or allocation of Intellectual Property by and between the Company, on the one hand, and any Stockholder, on the other hand;

(xiv)    agreement concerning confidentiality or non-competition or prohibiting any member of the Company Group or the Business from freely engaging in business or otherwise including provisions on joint price-fixing, market or customer sharing, “most-favored nations,” exclusivity or market classification;

(xv)    agreement not executed in the ordinary course of business, not consistent with Laws or otherwise not made on arm’s length terms and conditions;

(xvi)    agreement for the development of Intellectual Property for the benefit of the Company Group;

(xvii)    agreement relating to the provision of co-location or software, data or infrastructure hosting services to the Company Group;

(xviii)    agreement constituting or relating to any Government Contract or Government Bid;

(xix)    all agreements with the customers listed on Schedule 3(t)(i)(A); or

(xx)    other agreement (or group of related agreements) material to the Company Group.

Except as specifically disclosed on Schedule 3(n), each member of the Company Group has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any agreement required to be listed on Schedule 3(n), and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default, breach or event of noncompliance under any agreement. To the Company’s Knowledge, the other party to each such agreement has performed in all material respects all obligations required to be performed by it under such agreement as of the date of this Agreement. Each agreement required to be listed on Schedule 3(n) (A) was awarded to and is held in the name of the applicable member of the Company Group and is legal, valid, binding and enforceable against such member of the Company Group and, to the Knowledge of the Company, against any other party to such contract, agreement or arrangement, and (B) will continue to be legal, valid and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement. To the extent the Company continues to provide services pursuant to any expired agreements, the Company has valid, binding and enforceable rights, and the other party to each such agreement has valid, binding and enforceable obligations, in accordance with the terms of such expired agreement notwithstanding its expiration. Parent has been supplied with a correct and complete copy of each of the contracts which are referred to on Schedule 3(n), together with all amendments, waivers or other changes thereto.

(o)    Government Contracts.

(i)    Schedule 3(o)(i) lists all: (A) Government Contracts that were awarded to the Company and each of its Subsidiaries on or after January 1, 2018, and Government Contracts for which the period of performance has not yet expired or for which final payment has not yet been received (together the “Current Government Contracts”); and (B) all outstanding Government Bids. With respect to each Current Government Contract, Schedule 3(o)(i)(A) accurately lists: (A) the contract number; (B) the award date; and (C) the contract end date. With respect to each outstanding Government Bid, Schedule 3(o)(i)(B) accurately lists: (A) the solicitation or request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of bid/proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated contract value based on the proposal.

(ii)    The Company and each of its Subsidiaries have made available to Parent correct and complete copies of all Current Government Contracts, including all amendments, and modifications and have provided Parent with access to true and correct copies of material correspondence. The Current Government Contracts were legally awarded, are binding on the parties, and are in full force and effect. None of the Current Government Contracts are currently the subject of bid or award protest proceedings, and no Current Government Contracts are reasonably likely to become the subject of bid or award protest proceedings, and no Person has notified the Company and each of its Subsidiaries that any Governmental Authority, prime contractor or higher-tier subcontractor intends to seek the Company and its Subsidiaries’ agreement to lower the invoiced prices or rates under any Government Contract or Government Bid.

(iii)    With respect to each and every Government Contract or Government Bid: (i) the Company and each of its Subsidiaries have complied with all material terms and conditions of such Government Contract or Government Bid, including clauses, provisions and requirements incorporated expressly, by reference, or by operation of Law therein; (ii) the Company and each of its Subsidiaries have complied with all applicable statutory requirements, rules, regulations, orders or agreements pertaining to such Government Contract or Government Bid, including but not limited to the FAR, any applicable agency-specific FAR supplement or acquisition regulation and related cost principles, and any applicable Cost Accounting Standards; (iii) all representations, certifications, and warranties executed or acknowledged by the Company, or set forth in, or pertaining to, such Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries have complied with all such representations, certifications, and warranties; (iv) no Governmental Authority, prime contractor, subcontractor or any other Person has notified the Company and its Subsidiaries of an alleged breach or violation of any requirement, representation, certification, disclosure obligation, contract term, condition, clause, provision, specification or Law pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice has been received by the Company or any of its Subsidiaries and not resolved or cured; (vi) no substantially adverse or negative past performance evaluation or rating has been received by the Company or any of its Subsidiaries that could reasonably be expected to adversely affect the potential award of a Government Contract to the Company or any of its Subsidiaries; (vii) no negative determination of responsibility has been issued to the Company with respect to any quotation, bid or proposal for any Government Contract; (viii) no cost or charge incurred by the Company or any of its Subsidiaries has been questioned or disallowed other than those that have been resolved; and (ix) no money due to the Company or any of its Subsidiaries pertaining to such Government Contract has been withheld or offset nor has any claim been made to the Company to withhold or offset money.

(iv)    Neither the Company nor any of its Subsidiaries, nor any trustees, directors, officers, managers, principles, employees, representatives, agents, or consultants of the Company or of its Subsidiaries, in their capacities as such, have been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Government Contract or Government Bid, including material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(v)    Neither the Company nor any of its Subsidiaries has (except for any audit, review, inspection, investigation, survey or examination of records relating to a Government Contract or Government Bid in the ordinary course of business and not with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid): (i) undergone, or is currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contract; (ii) received written notice of or undergone any investigation or review relating to any Government Contract; (iii) been threatened with an audit, review, inspection, investigation, survey or examination of records; (iv) received any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government, or any other state or federal agency, entity, or representative relating to a Government Contract or Government Bid; or (v) received any written notice or to the Knowledge of the Company, any other notice that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that would reasonably be expected to adversely affect the Company or any of its Subsidiaries.

(vi)    Neither the Company nor any of its Subsidiaries has submitted any inaccurate, untruthful, or misleading cost or pricing data relating to a Government Bid or Government Contract, nor any inaccurate, untruthful, or misleading certification included within or relating to any Government Bid (including any required updates). The Company and its Subsidiaries’ cost accounting systems comply with any applicable Laws and regulations (including the FAR cost principles and Cost Accounting Standards), and no Governmental Authority has notified the Company of any determination that the Company or any of its Subsidiaries’ system(s) are deficient or non-compliant with the requirements of any applicable FAR cost principles or Cost Accounting Standards. All Indirect Cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements. No Direct Costs and/or Indirect Costs charged to any Governmental Authority under a Government Contract have been, or are expected reasonably to be, disallowed for any period of time prior to the Closing Date.

(vii)    Except as set forth in Schedule 3(o)(vii): (i) there are no existing or threatened claims against the Company or any of its Subsidiaries, asserted by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person relating to any Government Contract (excluding claims for payments due in the ordinary course of performance of any such Government Contract); (ii) no outstanding disputes exist between the Company or any of its Subsidiaries and any Governmental Authority, under the Contract Disputes Act or any other applicable Law; or between the Company and each of its Subsidiaries and any prime contractor, subcontractor or vendor, relating to any Government Contract; and (iii) neither the Company nor any of its Subsidiaries has asserted any claim or initiated any dispute proceedings, directly or indirectly against any Governmental Authority, prime contractor, subcontractor or vendor concerning any Government Contract.

(viii)    There are no events or omissions that would reasonably be expected to result in (i) a claim against the Company or any of its Subsidiaries by a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (ii) a dispute between the Company or any of its Subsidiaries and a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iii) liability under the False Claims Act; (iv) a claim for price adjustment; or (v) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to give any Person a right to make a claim under any warranty or guarantee contained in any Government Contract.

(ix)    Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of its managers, directors, officers, representatives, agents, consultants, or employees is (or at any time during the last three (3) years has been) suspended or debarred from doing business with the Government, or proposed for suspension or debarment or declared nonresponsible or ineligible to receive a Government Contract. No debarment, suspension or exclusion proceeding has been initiated against the Company and its Subsidiaries, or, to the Knowledge of the Company, any managers, directors, officers, representatives, agents, consultants, or employees of the Company or its Subsidiaries. No circumstances exist that may lead to the institution of suspension or debarment proceedings against the Company or its Subsidiaries, or to the Knowledge of the Company any of its managers, directors, officers, representatives, agents, or employees, or, as it relates to a Government Contract, their consultants. Neither the Company nor any of its Subsidiaries has, within the past three (3) years, been terminated for default under any Government Contract.

(x)    The Company and its Subsidiaries possess all necessary national security clearances for the execution of their obligations under any Government Contract. The Company and its Subsidiaries are in compliance with applicable National Security Laws and requirements and have in place proper procedures, practices and records to access classified information up to the level of its current clearances and to maintain the security clearances necessary to perform its current contracts. Except to the extent prohibited by applicable Law, Schedule 3(o)(x) sets forth all facility security and personnel and non-employee service provider clearances held by the Company and its Subsidiaries.

(xi)    Except as set forth on Schedule 3(o)(xi), none of the Government Contracts or Government Contract Bids were awarded or submitted pursuant to a procurement that was restricted to contractors having small business status, small disadvantaged business status, mentor or protégé status, or other preferential status. Each representation and/or certification made by the Company or any of its Subsidiaries that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts and Government Contract Bids was current and accurate as of its effective date.

(xii)    Except as set forth on Schedule 3(o)(xii), the Company and its Subsidiaries have not performed any activity under any Government Contract, and have no other relationships with any Person, that could result in an “organizational conflict of interest” as defined in FAR Subpart 9.5. To the extent that the Company and its Subsidiaries performs activities under Current Government Contracts that could result in an organizational conflict of interest, the Company and its Subsidiaries, and its managers, directors, officers, representatives, agents, and employees have complied with any and all conflict of interest policies established by the Company and its Subsidiaries.

(xiii)    No Current Government Contract has incurred or currently projects losses, nor will any Government Bid, if accepted or entered into, obligate the Company and its Subsidiaries to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or currently project, losses. No payment has been made by the Company and its Subsidiaries or by a Person acting on the Company and its Subsidiaries' behalf to any Person (other than to any bona fide employee or agent of the Company and its Subsidiaries, as defined in subpart 3.4 of the FAR), which is or was contingent upon the award of any Government Contract. The Company and its Subsidiaries are not subject to any “forward pricing” regulations.

(xiv)    Except as set forth on Schedule 3(o)(xiv), the Company and its Subsidiaries have not assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Government Contract or any account receivable relating thereto, to any Person whether as a security interest or otherwise.

(xv)    Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any manager, director, officer, representative, agent or employee of the Company or its Subsidiaries, or any other Person acting for or on behalf of the any of the foregoing) has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of any Governmental Authority.

(xvi)    The Company and its Subsidiaries are in compliance with FAR Ethics Rules. The Company and its Subsidiaries have undertaken the appropriate level of review or investigation to determine whether the Company and its Subsidiaries is required to make any disclosures to any Governmental Authority under the FAR Ethics Rules. There exist no facts or circumstances that, with the passage of time or the giving of notice or both, would reasonably be expected to constitute a violation of the FAR Ethics Rules. Neither the Company nor any of its Subsidiaries has conducted any internal investigation in connection with which the Company or its Subsidiaries have used any legal counsel or investigator. Neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Authority or other customer or any prime contractor or higher-tier subcontractor pursuant to any Government Contract or Government Bid or with respect to any alleged violation of Law, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(xvii)    The Company and its Subsidiaries, and its officers, managers, directors, representatives, agents, and employees, have complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and the Company and its Subsidiaries have no Knowledge of any facts or circumstances that would reasonably be expected to result in an investigation by the Government or any Governmental Authority based upon the Company or its Subsidiaries’ failure to comply with such timekeeping/time recordation requirements.

(xviii)    All personnel who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged. All personnel listed in any Government Contract or Government Bid meet all requirements set forth in the applicable solicitation. The Company and its Subsidiaries have not replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.

(xix)    Neither the Company not any of its Subsidiaries, nor any manager, director, officer, representative, agent or employee of the Company or any other Person acting for or on behalf of the any of the foregoing, has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or political expenses; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other unlawful payment; or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation.

(xx)    Except as set forth on Schedule 3(o)(xx), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or its Subsidiaries by or on behalf of any Governmental Authority.

(xxi)    The Company and each of its Subsidiaries has taken all steps available under any Government Contract and applicable Law to assert, protect and support its rights in Company Intellectual Property that is material to the business of the Company (including such technical data, computer software documentation, inventions and other Company Intellectual Property) so that no more than the minimum rights or licenses required under applicable Laws and Government Contract terms will have been provided to the receiving party or the Governmental Authority. Without limiting the foregoing, with respect to Company Intellectual Property that is material to the business of the Company, the Company and each of its Subsidiaries has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Authority, prime contractor, or higher-tier subcontractor has challenged or, to the Knowledge of the Company, has any basis for challenging, the markings and rights asserted by the Company or any of its Subsidiaries, as applicable. The Company has not used or disclosed any Intellectual Property developed under any Government Contract in a manner prohibited by such Government Contract without having obtained any permission required by Law of the relevant Governmental Authority or other authorized party.

(xxii)    The Company and each of its Subsidiaries have complied with all data security, cybersecurity, and physical security terms and conditions and procedures required by its Government Contracts and by all applicable Law. Except as set forth in Schedule 3(m)(xvii) in the past three (3) years, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract.

(xxiii)    The representations and warranties set forth in this Section 3(o) are the Company’s sole and exclusive representations and warranties regarding Government Contracts.

(p)    Insurance. Schedule 3(p) attached hereto lists each insurance policy maintained by the Company Group with respect to the Business. All premiums due and payable under each such policy have been paid, all of such policies are legal, valid, binding and enforceable and in full force and effect and no member of the Company Group is or has ever been in breach or default with respect to its obligations under such policies. There are no claims by any member of the Company Group pending under any such policies as to which coverage has been denied by the underwriters thereof. Since January 1, 2018, no member of the Company Group has had a claim which could be expected to cause a material increase in the rates of insurance for the Business. Set forth on Schedule 3(p) are all material insurance claims made under such policies since January 1, 2018.

(q)    Litigation. Except as set forth on Schedule 3(q) attached hereto, there are no, and during the past five (5) years there have not been any, Actions pending or, to the Knowledge of the Company, threatened in writing against or affecting any member of the Company Group, or before or by any Governmental Authority, and there is no reasonable basis for any of the foregoing. No member of the Company Group is subject to any outstanding injunction, fine, judgment, settlement, order, or decree of any Governmental Authority.

(r)    Employees.

(i)    Except as set forth on Schedule 3(r)(i), no executive or key employee of the Company Group to the Knowledge of the Company, (A) has any plans to terminate employment with the Company Group, or (B) is a party to any confidentiality, non-competition, proprietary rights, non-solicitation, restrictive covenant or other such agreement between such employee and any other Person besides the Company Group that would interfere with the performance of such employee’s employment duties, or the ability of the Company Group to conduct its business.

(ii)    Except as set forth on Schedule 3(r)(ii), with respect to the Company Group: (A) there are no collective bargaining agreements, collective bargaining relationships, or any other agreements with any labor union, works council or other labor organization; (B) no labor union, works council or other labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition, nor has any such labor union, works council or other labor organization or group of employees filed such a petition or made such a demand in the last three (3) years; (C) to the Company’s Knowledge, no union organizing or decertification activities are underway or threatened and no such activities have occurred within the past three (3) years; (D) there are no past, current or, to the Knowledge of the Company, threatened strikes, work stoppages, slowdowns, lockouts, hand billing, picketing, grievances or arbitrations, or other labor disputes; (E) there are no workers’ compensation liabilities, experiences, or matters arising outside of the ordinary course of business; (F) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against or affecting the Company Group and no such charges or complaints have been filed against the Company Group in the last three (3) years; (G) there are no employment-related Actions or obligations of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company Group (or their officers, directors, employees, independent contractors, consultants or agents) of any Law, regulation or contract and no such charges or complaints have been filed against the Company Group in the last three (3) years; (H) there are no audits, investigations, or enforcement actions by any Governmental Authorities related to employment practices or practices for employees, applicants, third-party contractors, or independent contractors or consultants of any Company Group, including but not limited to investigations or actions by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state, or local Governmental Authority in the last three (3) years; (I) to the Knowledge of the Company, no employee, officer, director, independent contractor, consultant or agent of the Company Group has committed any act or omission giving rise to Liability for any claim of an employment-related violation or breach, and, to the Knowledge of the Company, no such actions or omissions have occurred in the past three (3) years; and (J) with respect to this transaction, any notice, consultation or similar obligations required under any Law, collective bargaining agreement or other agreement with any labor organization has been given, and all bargaining or consultative obligations with any labor union, works council, or other labor organization have been, or prior to the Closing will be, satisfied.

(iii)    There is no Liability for the Company Group to make any outstanding payment to any director, officer, employee, consultant or independent contractor, or to any former director, officer, employee, consultant or independent contractor of the Company Group by way of damages or compensation for loss of office or employment or engagement, or for termination or unfair or wrongful dismissal or for other grounds, and the Company Group does not have any obligation, by Law or otherwise, to employee or re-employ or engage or re-engage any Person, including any former employee, independent contractor or consultant of the Company Group. The Company Group is not delinquent in the payment of any wages, salaries, bonuses, commissions, wage premiums, or any other compensation that has become due and payable to its employees, independent contractors, consultants, or other service providers pursuant to any Law, contract, or employment policy.

(iv)    The Company Group is in compliance, and for the past three (3) years has been in compliance, in all material respects with all applicable labor or employment related Laws, including provisions thereof relating to hiring, promotion of employees, worker classification (exempt vs. non-exempt and independent contractor classification), wages, hours, meal and rest periods, paid sick leave, leaves of absence requirements, unemployment insurance, child labor, equal opportunity, affirmative action, nondiscrimination, harassment, sexual harassment, retaliation, equal pay, disability rights and accommodations, whistleblowing, workers compensation, collective bargaining, unions, contingent workers, employee visas, contractors, immigration, background checks, vacation pay and accrual, plant closings and mass layoffs, wrongful discharge or violation of the personal rights of employees, workplace safety and the payment of social security and other payroll taxes. The Company Group has properly classified each Person who has performed services for the Company Group as an overtime exempt or non-exempt employee or as an independent contractor.

(v)    During the past three (3) years, no allegation of sexual harassment or misconduct has been made against any current or former employee, director independent contractor, consultant or officer of the Company Group against any other current or former employee, director independent contractor, consultant or officer of the Company Group in their capacity as such. There has been no judgment or award against the Company Group by any Governmental Authority or arbitrator and the Company Group has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by a current or former employee, contractor, director, officer or other representative of the Company. No member of the Company Group reasonably expects any material Liability with respect to any such allegations.

(vi)    Schedule 3(r)(vi) contains a complete and accurate list of all employees of the Company Group as of the Closing Date showing for each as of that date the employee ID number, the entity within the Company Group that employs such employee, job title or description, annual salary or hourly rate, status as full-time or part-time, leave of absence status (and if on leave, expected date of return), any bonus or commission paid during the fiscal year ended December 31, 2020, work location (listed by city and state), commencement date of employment, overtime classification (as exempt or non-exempt under applicable state, federal or foreign overtime and wage and hour legal requirements), accrued but unused vacation or paid time off, and whether the employee is being sponsored for a work visa. Except as set forth on Schedule 3(r): (a) no such employee is a party to a written employment Contract with the Company Group and each is employed “at will,” and (b) each such employee has entered into fully executed written agreements agreeing not to use or disclose any confidential information of the Company Group.

(vii)    Schedule 3(r)(vii) contains a complete and accurate list of all individuals that have provided services to the Company Group in the last three (3) years as an independent contractor, consultant, or similar relationship with the Company Group, and for each such individual discloses: (i) name, (ii) location (city and state), (iii) start date, (iv) end date, (v) hourly rate, (vi) payment arrangement and (vii) their employing entity.

(viii)    In the last three (3) years, no member of the Company Group has implemented any employee layoffs or plant closings implicating the WARN Act, nor are any such actions contemplated, planned or announced.

(ix)    In the last three (3) years, no third party has notified (whether orally or in writing) the Company Group that any current or former employee of the Company Group has (i) violated any terms or conditions of his or her employment, noncompetition, nonsolicitation, or nondisclosure agreement with such third party, (ii) disclosed or used any trade secret, proprietary information, or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no employee or other person currently or formerly employed by or affiliated with the Company Group has disclosed or used or has proposed to disclose or use any trade secret, any information, or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party.

(x)    In the last three (3) years, no member of the Company Group has been considered by a Governmental Authority to be a joint employer or alter ego under applicable Law with or of any of its suppliers, distributors, customers, or other Persons with which they have any Contract or other understanding or arrangement, including any owner/operator with whom any Company Group has a Contract or other understanding or agreement, or any other Persons with which any Company Group has a leasing arrangement.

(xi)    Except as set forth in Schedule 3(r)(xi), since March 13, 2020, as related to the COVID-19 pandemic, the Company Group has been in material compliance with all applicable Laws related to COVID-19 with respect to their current and former employees and have not with respect to their current or former employees implemented any workforce reductions, terminations, furloughs or material changes to compensation, or benefits in connection with COVID-19.

(xii)    The Company Group is in compliance with and have complied with all applicable Laws regarding immigration, including Form I-9 requirements and any applicable mandatory E-Verify obligations. The Company Group has completed and retained in accordance with all applicable Laws a Form I-9 for all employees working in the United States for the Company Group. No allegations of immigration-related unfair employment practices have been made against the Company Group in writing, or to the Knowledge of the Company, threatened to be filed with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices, or any other Governmental Authority.

(xiii)    Except as set forth in Schedule 3(r)(xiii), for the past three (3) years, the Company Group has maintained written affirmative action plans for each facility or establishment with 50 or more employees in compliance with Executive Order (E.O.) 11246, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA), as amended, 38. U.S.C. 4212, and Section 503 of the Rehabilitation Act of 1973 (Section 503), as amended, and has conducted a compensation review of its workforce in accordance with the regulatory requirements under E.O. 11246.

(xiv)    The representations and warranties set forth in this Section 3(r) are the Company’s sole and exclusive representations and warranties regarding Employees.

(s)    Employee Benefits.

(i)    Schedule 3(s)(i) attached hereto contains an accurate and complete list of each employee benefit plan maintained, sponsored, contributed to or required to be contributed to or sponsored by any member of the Company Group or with respect to which any member of the Company Group has any Liability or potential Liability, or that are maintained solely by a professional employer organization for the benefit of current or former employees of any member of the Company Group and under which any member of the Company Group is a participating employer (individually referred to herein as a “Plan” and collectively, the “Plans”). Plans solely sponsored and maintained by a member of the Company Group shall be separately identified as “Company Plans.” No Plan is or ever was (i) a “defined benefit plan”(as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or to the funding requirements of Code Section 412 or Section 302 of ERISA or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA). No member of the Company Group has any Liability or potential Liability (including actual or potential withdrawal Liability) as a consequence of at any time being considered a single employer under Code Section 414 with any other Person. No Company Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(ii)    With respect to each of the Plans, all required or discretionary (in accordance with historical practices) contributions, distributions, payments and accruals have been made on a timely basis and in accordance in all respects with the terms of such Plans and Laws. No Action, claims, audits, or investigations with respect to the Company Plans (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened.

(iii)    No Plan provides (or could require the Company Group to provide), and no member of the Company Group has promised to provide, post-employment or retiree health or welfare benefits other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B or other state or other applicable continuation coverage law for which the covered individual pays the full cost of coverage. The Company Group and each ERISA Affiliate have complied in all material respects and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). The Company Group has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980D, 4980H, 6721 or 6722 of the Code.

(iv)    Each Plan (and any predecessor plans that have been merged into such Plan) has been established, funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all Laws and regulations, including, but not limited to, ERISA and the Code. Each Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service to the effect that such Plan meets the requirements of Code Section 401(a), and nothing has occurred that could adversely affect the qualification of any Plan that is intended to qualify under Code Section 401(a). There have been no non-exempt “prohibited transactions” within the meaning of Code Section 4975 or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and, to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(v)    No Company Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) requires or, in the past six years has required, matching or other contributions by the Company Group.

(vi)    With respect to each Company Plan, the Company has provided or made available to Parent (A) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description of all material terms) of each Plan and any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable; (C) any summary plan description and other material written communication (or a description of any material oral communications) by the Company Group to its employees concerning the benefits provided under the Plan; (D) the most recent financial statements, trustee annual report and annual report (a Form 5500 annual report) (including attached schedules); and (E) copies of any non-routine correspondence with any Governmental Authority relating to any Plan.

(vii)    Neither the execution or delivery of this Agreement nor the consummation of the transactions will (either alone or in conjunction with any other event (whether contingent or otherwise)) (A) entitle any Person to any payment (including, without limitation, severance pay, unemployment compensation or similar termination payments) from any member of the Company Group, (B) result in or cause the vesting, exercisability, acceleration of payment, funding (through a grantor trust or otherwise) or delivery of, or forfeiture of or increase in the amount or value of, any payment, right or other benefit or compensation otherwise due to any current or former employee, officer, director or other natural person service provider of the Company Group, (C) trigger any other obligation under, or result in the breach or violation of, any Plan or (D) limit or restrict the right of the Company Group to merge, amend or terminate any Employee Benefit Plan or otherwise.

(viii)    The representations and warranties set forth in Section 3(a), Section 3(l) and in this Section 3(s) are the Company’s sole and exclusive representations and warranties regarding Employee Benefit Plans.

(t)    Customers, Suppliers and Resellers.

(i)    Schedule 3(t)(i)(A) attached hereto sets forth an accurate list of the customers of the Company Group with annual recurring revenue in excess of $150,000, along with the dollar amounts of such annual recurring revenue generated from such customers, for each of the most recent three (3) fiscal years and for the trailing three (3) month period ending March 31, 2019. Schedule 3(t)(i)(B) attached hereto contains an accurate list of the twenty (20) largest suppliers, vendors and service providers of the Company Group that provide goods or services, as measured by the dollar amounts of purchases therefrom, for each of the most recent three (3) fiscal years and for the trailing three (3) month period ending March 31, 2019, and shows such measured amounts for such periods.

(ii)    Except as set forth on Schedule 3(t)(ii), (A) no customer listed on Schedule 3(t)(i)(A) has delivered any written notice or notice (including by email) that it shall (1) stop purchasing or decrease the volume of purchases of services from the Company Group by more than $100,000 per year or (2) seek to purchase the services provided by the Company Group from any other supplier or vendor not currently providing such services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and the Company Group into a non-exclusive or multi-source arrangement or relationship, and (B) none of the suppliers or vendors listed on Schedule 3(t)(i)(B) has delivered any written notice or notice (including by email) that it shall stop, or significantly decrease the rate of, supplying materials, products or services to the Company Group, other than in accordance with material, product or service lifecycle changes and similar changes to its business that do not prejudicially affect the Company Group in any material respect.

(iii)    Copies of the Company Group’s current standard form written agreements have been made available to Parent. The Company has made available to Parent a copy of each of the Company Group’s written agreements with the customers set forth on Schedule 3(t)(i)(A), and the suppliers and vendors set forth on Schedule 3(t)(i)(B).

(iv)    A detailed backlog of the Company Group’s customer engagements as of April 30, 2021 is set forth on Schedule 3(t)(iv) (each such customer engagement, a “Backlog Customer Engagement”), reflecting for each Backlog Customer Engagement (A) the name of the customer, (B) the total contract value, and (C) the annual contract value. The implementation of a Backlog Customer Engagement has not been canceled or materially delayed by either a customer or the Company Group. No customer listed on Schedule 3(t)(i)(A) has requested or suggested a material delay in the start date for implementation of such Backlog Customer Engagement or sought to reduce the contract value, or the term of its contract with the Company Group, each in any material respect.

(u)    Affiliate Interests. Except as set forth on Schedule 3(u), no officer, director, Stockholder or Affiliate of any member of the Company Group or, to the Knowledge of the Company, any relative of such an officer, director, or Stockholder (each of the foregoing, a “Related Party”) (i) is a party to any contract (whether written or otherwise) or other business relationship with the Company Group, (ii) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (B) any other entity in any business arrangement or relationship with any member of the Company Group; provided, however, that the passive ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person, (iii) has any interest in any property, asset or right used by the Company Group, (iv) has outstanding any Indebtedness owed to the Company Group, or (v) has received any funds from the Company Group since the date of the Latest Balance Sheets (as applicable), except for employment-related compensation received in the ordinary course of business. Except as set forth on Schedule 3(u), no member of the Company Group has any liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related liabilities and obligations incurred in the ordinary course of business.

(v)    Governmental Permits. Each member of the Company Group holds, is in compliance and has performed in all material respects its obligations under with all permits, licenses, bonds, waivers, approvals, certificates, registrations, accreditations, and other authorizations of all non‑U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties. No written notices have been received by the Company Group alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, waivers, approvals, accreditations, certificates, registrations, and authorizations will be available for use by the Company Group immediately after the Closing. No event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any such permit, license, bond, waiver, approval, accreditation, certificate, registration, and authorization. To the Knowledge of the Company, there is no proceeding pending or threatened to revoke, modify or otherwise fail to renew any such permit or license.

(w)    Service Warranty. Each service performed and each element of Company Technology licensed or otherwise provided by the Company Group has been in material conformity with all applicable contractual commitments and all express and implied warranties. Copies of the standard terms and conditions on which services are performed or Company Technology is licensed or otherwise provided for each member of the Company Group (containing applicable guaranty, warranty, and indemnity provisions) have been made available to Parent. Neither any service performed by or Company Technology licensed or otherwise provided by any member of the Company Group is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, service or license set forth on Schedule 3(w).

(x)    Environmental, Health and Safety Matters.

(i)    The Company Group is and has been in compliance in all material respects with all Environmental, Health and Safety Laws, which compliance includes obtaining, maintaining, and complying with all material permits required under Environmental, Health and Safety Laws. During the preceding five (5) years, the Company Group has not received any written notice, report, or other information, or become party to any Action, in either case involving or regarding any material violation of, or material Liability under, any Environmental, Health and Safety Laws. Neither the Company Group nor, to the Knowledge of the Company, any Person whose Liability the Company Group has assumed, undertaken or become subject to has treated, stored, manufactured, marketed, distributed, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or released any Hazardous Material, or owned or operated any facility or property that is or has been contaminated by any such Hazardous Material, so as to give rise to any material Liability pursuant to any Environmental, Health and Safety Law.

(ii)    The representations and warranties set forth in this Section 3(x) are the Company’s sole and exclusive representations and warranties regarding environmental matters.

(y)    International Trade and Anti-Corruption Laws.

(i)    The Company Group, its directors, officers, or employees, and, to the Knowledge of the Company, any agent, distributor, reseller or any other person acting for, at the direction, or on behalf of any of them are and have at all times been in compliance with: (a) all applicable sanctions Laws, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State; (b) any Laws or regulations regarding the importation of goods, including the U.S. import Laws administered by U.S. Customs and Border Protection; (c) all applicable export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce (“Commerce”) and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury, and all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business (collectively, the “Trade Laws”), related to the regulation of import, exports (including deemed exports), re-exports, transfers, releases, shipments, transmissions, or similar transfer of goods, technology, data, software or services, or any other transactions or business dealings, by or on behalf of the Company Group. Without limiting the foregoing, (i) the Company and each of its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Governmental Orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the import, export, re-export, transfers, releases, shipments, transmissions, or similar transfer of goods, technology, data, software or services and (B) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”); (ii) the Company and each of its Subsidiaries are in material compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened Actions against the Company or any of its Subsidiaries with respect to compliance with Trade Laws or the Export Approvals; (iv) no Export Approvals for the transfer of export licenses to Parent or Merger Sub are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Schedule 3(z)(iii) sets forth the true, correct and complete export control classifications applicable to the Company’s and its Subsidiaries’ respective products, software and technologies, and the basis of such classification. Without limiting the foregoing, the Company Group does not currently have any pending voluntary or involuntary disclosures with any US government agency in relation to Trade Laws. The Company Group has not in the past or currently received any written notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation or audit, or is aware of any internal or external allegation involving or otherwise relating to any alleged or actual violation of the Trade Laws.

(ii)    None of the Company Group nor any of its directors, officers, or employees, nor, to the Knowledge of the Company, any agent, distributor, reseller or any other person acting for, at the direction, or on behalf of any of them: (i) has been or is designated on, or is owned or controlled by one or more party or parties that has been or is designated on, any list of restricted parties maintained by any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, Entity List, or Unverified List, and the Debarred List maintained by the U.S. Department of State (“Sanctioned Person”); (ii) has been resident, located, or organized in a jurisdiction that is or has in the last five (5) years been subject to a U.S. comprehensive embargo (including Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine) (a “Sanctioned Country”); or (iii) has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country. There is no pending or, to the Knowledge of the Company, threatened Action or investigation by a Governmental Authority of, the Company Group, nor is there any order imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company Group by or before any Governmental Authority, in each case, in connection with an alleged violation of any applicable Trade Laws.

(iii)    The representations and warranties set forth in this Section 3(y) are the Company’s sole and exclusive representations and warranties regarding International Trade and Anti-Corruption Laws.

(z)    Anti-Corruption Laws.

(i)    The Company Group, and each of their respective officers, directors and employees (the “Company Relevant Persons”) have not, and to the Knowledge of the Company, no agents, resellers or other third party representatives of the Company Group or to the Knowledge of the Company, any other Persons while acting for or on behalf of them (the “Other Relevant Persons”) have, directly or indirectly, violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption, anti-kickback, anti-money laundering, or anti-bribery Law (collectively, the “Anti-Corruption Laws”).

(ii)    The Company Group, Company Relevant Persons have not, and to the Knowledge of the Company, Other Relevant Persons have not, directly or indirectly taken any act in furtherance of or authorized an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value provided to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by Law) in each case in violation of Anti-Corruption Laws.

(iii)    There is no current investigation, allegation, request for information, notice, internal or, to the Knowledge of the Company, external investigation or other inquiry by any Governmental Authority or any other Person regarding the actual or possible violation of the Anti-Corruption Laws by the Company and since January 1, 2016, the Company Group has not received any written notice that there is any investigation, allegation, request for information, internal or, to the Knowledge of the Company, external investigation or other inquiry by any Governmental Authority or any other Person regarding an actual or possible violation of the Anti-Corruption Laws. The Company Group has not made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or possible violation or wrongdoing related to Anti-Corruption Laws.

(iv)    The representations and warranties set forth in this Section 3(z) are the Company’s sole and exclusive representations and warranties regarding Anti-Corruption Laws.

(aa)    Officers, Directors and Bank Accounts. Schedule 3(aa) sets forth all officers and directors of the Company Group and each bank, deposit, lock-box or cash collection account of the Company Group, including the title and number of the account and the financial or other institution at which it is located.

(bb)    Stimulus Funds.

(i)    Schedule 3(bb)(i) sets forth all CARES Act stimulus funding programs or other programs related to the COVID-19 pandemic in which any member of the Company Group is participating and the amount of funds received and/or requested by any member of the Company Group for each such program (the “CARES Funds”). The relevant member of the Company Group has maintained accounting records associated with the CARES Funds in material compliance with all of the terms and conditions of such programs and contemporaneously available related guidance. The relevant member of the Company Group has utilized all such CARES Funds received by them in accordance with all applicable Laws and contemporaneously available related guidance.

(ii)    Except as set forth in Schedule 3(bb)(ii), no member of the Company Group applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 program, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan (together with the CARES Funds, the “Stimulus Funds”). True, accurate and complete copies of all PPP loan applications of the Company Group have been provided to Parent. Each member of the Company Group that applied for a PPP loan was eligible for such PPP loan and complied with all terms and conditions relating to the PPP loan, including spending such funds as necessary to obtain forgiveness of the PPP loan. The PPP loan was forgiven in full by the SBA prior to the Closing Date. The relevant member of the Company Group was entitled to forgiveness with respect to the PPP loan in accordance with applicable Law, and such member’s application for the forgiveness of the PPP loan was true, accurate and complete.

(iii)    Except as expressly disclosed pursuant to this Section 3(bb), no member of the Company Group has applied for or received any Stimulus Funds or other funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic or any issues relating thereto.

(cc)    No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Company Disclosure Schedule), none of the Company, Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 4.    Representations and Warranties Regarding Parent and Merger Sub. As a material inducement to the Company and the Sellers to enter into and perform their obligations under this Agreement, Parent and Merger Sub represent and warrant to the Company and the Sellers as follows as of, unless otherwise explicitly stated, the date of this Agreement and as of the Closing:

(a)    Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

(b)    Authorization of the Transaction. Each of Parent and Merger Sub have full power and authority to execute and deliver this Agreement and to perform each of their obligations hereunder. This Agreement constitutes the valid and legally-binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the Enforceability Exceptions.

(c)    No Conflicts. Neither the execution and the delivery of this Agreement and each other agreement, document, instrument or certificate contemplated hereby to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any Law or other restriction to which Parent, Merger Sub, Surviving Company or the Company post-Closing, is subject or any provision of its certificate of formation or its charter documents or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject. Neither Parent, Merger Sub nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement. There are no Actions pending or threatened against or affecting Parent or Merger Sub at law or in equity, or before any Governmental Authority, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)    Brokers’ Fees. Neither Parent nor Merger Sub has an obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)    Financial Ability. Parent has cash or other sources of immediately available, committed funds sufficient to consummate the transactions contemplated by this Agreement.

(f)    Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement.

(g)    Compliance with Law. Parent is in compliance in all material respects with all Laws and Governmental Orders that would reasonably be expected to prevent or materially delay its ability to perform its obligations with respect to the Merger, and Parent has no basis to reasonably expect any notice, order or other written communication from any Governmental Authority alleging any actual or pending material violation of or failure to comply with any Law that would reasonably be expected to prevent or materially delay its ability to perform its obligations with respect to the Merger.

(h)    Independent Investigation. Without limiting any of the representations and warranties in Section 3 of this Agreement or any of the covenants or other provisions set forth in this Agreement, Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 3 of this Agreement (including the Company Disclosure Schedule) and the other agreements and covenants set forth in this Agreement, the Holdback Agreement, the Escrow Agreement and the Payments Agreement; and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Section 3 of this Agreement (including the Company Disclosure Schedule).

Section 5.    Indemnification.

(a)    Survival. All of the covenants and agreements set forth in this Agreement or in any agreement or writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party, the knowledge of any Party) and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach. Notwithstanding the foregoing, the rights of a Party to recover for any Loss arising from or relating to a breach or alleged breach of representations and warranties set forth in Section 3 or Section 4 shall survive the Closing and shall continue in full force and effect until 11:59 p.m. (San Francisco time) on the Applicable Limitation Date. For the purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is eighteen (18) months after the Closing Date; provided, that the Applicable Limitation Date (i) with respect to any Loss arising from or related to a breach or alleged breach of the representations and warranties of the Company set forth in Section 3(a) (Organization; Capitalization) and Section 3(b) (Authorization of the Transaction) (collectively, the “Fundamental Representations”) shall be the date that is thirty (30) days following the date of the expiration of the statute of limitations applicable thereto; (ii) with respect to any Loss arising from or related to a breach or alleged breach of the representations and warranties of the Company set forth in Section 3(l) (Tax Matters) shall be the date that is thirty (30) days following the date of the expiration of the statute of limitations applicable thereto; (iii) with respect to any Loss arising from or related to a breach or alleged breach of the representations and warranties of the Company set forth in Section 3(q) (Litigation) shall be the second (2nd) anniversary of the Closing Date; and (iv) with respect to any Loss arising from or related to a breach or alleged breach of the representations and warranties of the Company set forth in Section 3(m) (Intellectual Property) shall be the third (3rd) anniversary of the Closing Date. Notwithstanding anything in this Section 5 to the contrary, in the event that (A) any breach or alleged breach of any representation or warranty by the Company Group results from criminal activity of the Company Group or any action or inaction of the Company Group, or the Sellers that constitutes fraud or intentional misrepresentation, or (B) any breach or alleged breach of any representation or warranty by Parent or Merger Sub results from criminal activity of Parent or Merger Sub or any action or inaction of Parent or Merger Sub that constitutes fraud or intentional misrepresentation, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the knowledge of any Party or the acceptance of any certificate) and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.

(b)    Indemnification.

(i)    Subject to Section 5(a), Section 5(b)(iv) and Section 5(b)(vii), each of the Major Sellers shall indemnify and hold harmless the Parent Group, against any claim, assertion, loss, Liability, deficiency, damages, Tax or expense, including reasonable legal expenses and costs associated therewith (other than special, consequential, punitive or exemplary damages, or damages calculated based on lost profits, diminution in value based on a multiple of earnings or similar financial measure, except, in each case, to the extent payable to a third party) (each, a “Loss”), which they may suffer, sustain or become subject to as the result of:

(A)    the breach or alleged breach by the Company or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement or any document, or instrument contemplated by this Agreement (including, without limitation, the Transmittal Letter);

(B)    any Indebtedness of the Company Group, and any Transaction Expenses, in each case that are not paid in full at the Closing or trued up and paid or adjusted pursuant to the provisions of Section 1(h)(iv)-(vi); provided that, Parent provides notice of any such Loss as a result of such Indebtedness of the Company Group and any Transaction Expenses within eighteen (18) months of the Closing;

(C)    actual or claimed inaccuracies in the Allocation Schedule;

(D)    any claims by any current, past or putative Stockholder, including as a result of or in connection with the transactions contemplated hereby, dissenters rights or the exercise of appraisal rights (net of any amount that would otherwise have been payable to the Stockholder pursuant to this Agreement), any claims relating to the Merger or any of the transactions contemplated hereby, including under a theory of breach of fiduciary duty, aiding and abetting any such alleged breach or otherwise, or any distribution of the Merger Consideration or any portion of the Escrow Amount or the Reserve Amount to the Major Sellers;

(E)    any Pre-Closing Taxes (including any Taxes arising out of or imposed with respect to the Dividend and the transactions related thereto (the “Dividend Related Taxes”)), to the extent not paid on or prior to the Closing or reflected as Final Indebtedness, Final Transaction Expenses, Final Working Capital or otherwise in the calculation of the Final Merger Consideration; and

(F)    any matters set forth on Appendix C attached hereto.

(ii)    Parent shall indemnify and hold harmless each Seller against any Losses which such Seller may suffer, sustain or become subject to as the result of the breach or alleged breach by Parent or Merger Sub or the Surviving Company of any representation, warranty, covenant or agreement contained in this Agreement or any document, or instrument contemplated by this Agreement (provided, that this clause (ii) shall not derogate from the Parent Group’s rights or recoveries pursuant to Section 5(b)(i) or Section 5(b)(ii) above).

(iii)    For purposes of Section 5(b)(i), in determining whether there has been a breach or alleged breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach or alleged breach, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded, except that the foregoing shall not apply where any such provision requires disclosure of lists of items of a material nature or above a specified threshold or to the representations and warranties contained in clause (x) of Section 3(g) (Absence of Certain Developments).

(iv)    Limitations.

(A)    (I) The aggregate maximum liability of all Major Sellers other than the Management Shareholders for any and all Losses arising from or relating to this Agreement is limited to the Indemnity Escrow Amount;

  (II) The aggregate maximum liability of each Management Shareholder for any and all Losses arising from or relating to (a) a breach of any Fundamental Representation or any representation or warranty of the Company set forth in Section 3(l) (Tax Matters) shall be no more than the Purchase Price payable to such Management Shareholder; (b) a breach of any representation or warranty of the Company set forth in Section 3(q) (Litigation) and/or Section 3(m) (Intellectual Property) shall be no more than forty percent (40%) of the Purchase Price payable to such Management Shareholder; and (c) a breach of any representation or warranty of the Company (other than with respect to Fundamental Representations or any representation or warranties of the Company set forth in Section 3(l) (Tax Matters), Section 3(q) (Litigation) and/or Section 3(m) (Intellectual Property)) shall be limited to the Indemnity Escrow Amount (collectively, the “Caps”); provided that, with respect to each Management Shareholder, the Caps shall not apply to limit any Loss arising from or relating to (A) either criminal activity, or an action or inaction that constitutes fraud, willful breach, or intentional misrepresentation, by any member of the Company Group or such Management Shareholder, (B) a breach of any other covenant or agreement of the Company or such Management Shareholder contained in this Agreement, or any document or instrument contemplated by this Agreement, pursuant to Section 5(b)(i)(A), or (C) any other indemnification claims pursuant to Section 5(b)(i)(B) to Section 5(b)(i)(F).

(B)    The aggregate maximum liability of each Management Shareholder for any and all Losses not subject to the Caps under this Agreement or any other document or agreement is such Management Shareholder’s respective pro rata share of the Merger Consideration; provided that, such aggregate maximum liability of each Management Shareholder shall not apply to limit any Loss arising from or relating to (A) either criminal activity, or an action or inaction that constitutes fraud, willful breach, or intentional misrepresentation, by any member of the Company Group or such Management Shareholder, (B) a breach of any other covenant or agreement of the Company or any Seller contained in this Agreement, or any document or instrument contemplated by this Agreement pursuant to Section 5(b)(i)(A), (C) any other indemnification claims pursuant to Section 5(b)(i)(B) to Section 5(b)(i)(F), or (D) any Fundamental Representations or any representation or warranties of the Company set forth in Section 3(l) (Tax Matters), Section 3(q) (Litigation) and/or Section 3(m) (Intellectual Property).

(C)    The Major Sellers will not have any liability under this Agreement based upon, arising out of or otherwise in respect of any inaccuracies in or any breach of any representations and warranties contained in this Agreement (other than the Fundamental Representation or any representation or warranty of the Company set forth in Section 3(l) (Tax Matters) and instances of fraud or intentional misrepresentation) until the aggregate amount of all Losses (or series of related Losses) sustained by the Parent Group exceeds $200,000 (the “Threshold”), at which point the Major Sellers will be, on a joint and several basis, liable for the entire amount of all such Losses (or series of related Losses) from the first dollar; provided that the liability of (i) the Major Sellers (other than the Management Shareholders) shall be subject to Section 5(b)(iv)(A)(I)), and (ii) the Management Shareholders shall be subject to Section 5(b)(iv)(A)(II) and Section 5(b)(iv)(B)).

(D)    No member of the Parent Group shall be entitled to make any claim for indemnification for breaches of representations and warranties (other than the Fundamental Representation or any representation or warranty of the Company set forth in Section 3(l) (Tax Matters) and instances of fraud or intentional misrepresentation) pursuant to Section 5(b)(i)(A) for any Loss (or series of related Losses), which do not exceed, individually or in the aggregate, $10,000 (which Losses shall not be counted towards the Threshold).

(E)    Notwithstanding anything herein to the contrary, this Section 5(b)(iv) shall not apply to Section 7(m), which shall be enforceable by the Sellers’ Representative in its entirety against the Sellers.

(v)    Claims for Indemnification; Resolution of Conflicts.

(A)    Any Person making a claim for indemnification under this Section 5 (an “Indemnified Party”) must give the indemnifying Party (the “Indemnifying Party”) written notice of such claim describing such claim in reasonable detail and the nature and amount of the Loss, to the extent that the nature and amount, or anticipated amount, thereof are determinable at such time (a “Claim Notice”) as soon as reasonably practicable, but in all events within twenty (20) days, after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification, and, if applicable, will send a copy of such Claim Notice to the Escrow Agent during the period for which the Escrow Agreement remains in effect; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 5, except to the extent that the defense of such claim is materially prejudiced as a result thereof. For purposes of this Section 5(b), if the Sellers, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be, (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Sellers’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

(B)    Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnified Party may assume the defense of such matter; provided, that (1) the Indemnified Party shall retain counsel reasonably acceptable to the Indemnifying Party, (2) the Indemnifying Party will be given the opportunity to participate in the defense of such claim at its sole cost and expense, but not to direct or conduct such defense, and (3) the Indemnified Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnifying Party from all Liability and obligations with respect thereto. If, within such thirty (30) day period, the Indemnified Party does not assume the defense of such matter, the Indemnifying Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall cooperate with the Indemnified Party in all matters arising under this Section 5.

(vi)    As of the Effective Time, Parent, the Escrow Agent and the Sellers’ Representative shall execute and deliver to the Escrow Agreement, and Parent shall deposit the Adjustment Escrow Amount with the Escrow Agent to be held as a trust fund for the purpose of securing the purchase price obligations set forth in Section 1 and the Indemnity Escrow Amount with the Escrow Agent to be held as a trust fund for the purpose of securing the indemnification obligations set forth in this Section 5. The Escrow Amounts shall be held by the Escrow Agent under the Escrow Agreement for a period of eighteen (18) months pursuant to the terms thereof. The Escrow Amounts shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Interest (if any) earned on the Escrow Amounts shall become part of the Escrow Amounts and shall be held in escrow and distributed in accordance with the Escrow Agreement. The termination of the Escrow Amounts and the distribution of the remaining Escrow Amounts shall be as set forth in the Escrow Agreement.

(vii)    From and after the Closing, subject at all times to Section 5(b)(iv):

  (A)    any indemnification to which a member of the Parent Group is entitled under this Agreement as a result of any Loss arising from or related to any breach or alleged breach of any representation, warranty, covenants or agreements pursuant to Section 5(b)(i)(A) shall be first satisfied by recouping the amount of such Loss (subject in all instances to the Threshold and the Cap as applicable) from the Indemnity Escrow Amount by such member of the Parent Group in accordance with the terms of the Escrow Agreement until the Indemnity Escrow Amount is exhausted or released pursuant to the terms of the Escrow Agreement. If the Indemnity Escrow Amount is not sufficient to pay the entire amount of any such Loss (subject in all instances to the Threshold and the Caps as applicable), such member of the Parent Group shall have all other rights and remedies available to it to recover any remaining amount solely and directly from the Management Shareholders, who shall be severally (and not jointly), pro rata based upon each such Management Shareholder’s respective pro rata share of the Merger Consideration (it being understood that such proportionate share of each Management Shareholder, when taken together with the proportionate share of each of the other Management Shareholder shall equal one hundred percent (100%) of the excess), liable for any Losses (subject in all instances to the Threshold and the Caps as applicable) that cannot be satisfied by the Indemnity Escrow Amount;

  (B)    any indemnification to which a member of the Parent Group is entitled under this Agreement as a result of any Loss pursuant to Section 5(b)(i)(B) to Section 5(b)(i)(E) shall be first satisfied by recouping the amount of such Loss from the Indemnity Escrow Amount until the Indemnity Escrow Amount is exhausted or released pursuant to the terms of the Escrow Agreement and if the Indemnity Escrow Amount is not sufficient to pay the entire amount of any such Loss, recouping all of such Loss that cannot be satisfied by the Indemnity Escrow Amount from the Management Shareholders, who shall be severally (and not jointly) liable, pro rata based upon each such Management Shareholder’s pro rata share of the Merger Consideration (it being understood that such proportionate share of each Management Shareholder, when taken together with the proportionate share of each of the other Management Shareholder shall equal one hundred percent (100%) of the excess); and

  (C)    any indemnification to which a member of the Parent Group is entitled under this Agreement as a result of any Loss pursuant to Section 5(b)(i)(F) shall be satisfied by recouping the first $1,980,000, in the aggregate, of such Loss from the Indemnity Escrow Amount and the reminder of such Loss from the Management Shareholders, who shall be severally (and not jointly) liable, pro rata based upon each such Management Shareholder’s pro rata share of the Merger Consideration (it being understood that such proportionate share of each Management Shareholder, when taken together with the proportionate share of each of the other Management Shareholder shall equal one hundred percent (100%) of the excess).

(viii)    All indemnification payments made pursuant to this Section 5 will be deemed to be adjustments to the Merger Consideration. To the extent any indemnification payments received by the Parent Group are subject to U.S. federal, state or local income Taxes, such indemnification payment shall be grossed up so that the amount of the indemnification payment after applicable Taxes is not less than the Loss in respect of which the indemnification payments is made.

(ix)    For purposes of calculating the amount of Loss incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by (A) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Loss, net of any deductible amounts, the Indemnified Party’s reasonable estimate of any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, (B) the amount of any indemnification, contribution and other similar payment proceeds actually recovered by such Indemnified Party from a third party in respect of such Loss, net of any costs associated with obtaining such proceeds and (C) the amount of any Tax benefit actually realized by the Indemnified Party or any Affiliate thereof arising out of the Loss for which the indemnification payment is being made in the year such loss is incurred or through the end of the succeeding three tax years (it being understood that if such Tax benefit is actually realized subsequent to the payment of such indemnification and within such three year period, the Indemnified Party shall return the amount of such Tax benefit to the party making such indemnification).

(x)    All Parties shall use commercially reasonable efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder to the extent required by the Laws of the State of Delaware.

(xi)    Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth herein, and the Parent Group’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, inquiry or examination made for or on behalf of any member of the Parent Group, or by reason of the fact that such member of the Parent Group or any of its officers, directors, managers, equityholders, employees or agents knew or should have known at any time that any such representation, warranty or covenant is, was or might be inaccurate, or by reason of the acceptance by such member of the Parent Group of any certificate or opinion hereunder.

(xii)    Each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Section 5 shall be the exclusive remedy of the Parties with respect to any breaches or alleged breaches of the representations, warranties, covenants or agreements set forth in this Agreement, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance, proportionate reduction of the purchase price or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant or agreement; provided, that this Section 5 shall not apply to Section 7(m), which shall be enforceable by the Sellers’ Representative in its entirety against the Sellers.

Section 6.    Conduct of the Company Business in the Pre-Closing Period

(a)    Interim Operations. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 8(a) or the Closing (the “Pre-Closing Period”), except as otherwise provided in this Agreement or to the extent that Parent shall otherwise consent in writing, the Company shall use commercially reasonable efforts to (i) conduct the business of Company only in the ordinary course of business and consistent with past practice (including maintaining working capital and cash management practices, collecting receivables, paying payables (including the writing and mailing of checks with respect thereto and including paying payroll) and booking sales), (ii) pay all Taxes of the Company when due, and (iii) pay or perform all other obligations of the Company when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Law).

(b)    Forbearance. In furtherance and not in limitation of Section 6(a), during the Pre-Closing Period, except as expressly contemplated by this Agreement, except as otherwise required to satisfy the Company’s obligations set forth in Section 6(a), the Company shall not, without the written consent of Parent:

(i)    cause or permit any modifications, amendments or changes to the charter documents of the Company;

(ii)    (w) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any outstanding shares of Company Capital Stock, (x) split, combine or reclassify any Company Capital Stock, (y) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any outstanding shares of Company Capital Stock, or (z) repurchase, redeem or otherwise acquire any shares of Company Capital Stock;

(iii)    issue, grant, deliver or sell any shares of Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue or purchase any such shares or other convertible securities, except: (i) to the extent any of the forgoing is required of the Company under its charter documents, and (ii) issuances of Company Capital Stock upon the exercise of outstanding options of the Company;

(iv)    modify, amend or change the terms of any options of the Company;

(v)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(vi)    make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $300,000 in the aggregate;

(vii)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company outside the ordinary course of the business of the Company, and consistent with past practice;

(viii)    enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company Intellectual Property or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company Intellectual Property with any Person, except in connection with the provision of products and services to customers in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person;

(ix)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(x)    incur any Indebtedness (other than the obligation to reimburse officers, directors and employees for travel and business expenses or Indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or amend the terms of any outstanding loan agreement;

(xi)    assume, guarantee, endorse or otherwise agree to become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(xii)    make any loan to any Person (except for advances to officers, directors and employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person, or guarantee any Indebtedness of any Person;

(xiii)    commence or settle any Action or threat of any Action by or against the Company or relating to the business, properties or assets of the Company;

(xiv)    pay, discharge, or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities reflected on the Latest Balance Sheet or incurred in the ordinary course of business after the date of the Latest Balance Sheet;

(xv)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(xvi)    make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes (other than a commercial agreement not primarily related to Tax that is entered into in the ordinary course of business), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a commercial agreement entered into in the ordinary course of business the primary purposes of which are not related to Taxes), surrender any claim for a refund of Taxes, enter into any transactions giving rise to amount of deferred gain or loss, amend any Tax Return or file any income Tax Return (including any estimated Tax Return) or other Tax Return unless a copy of such Tax Return has been submitted to Parent for its review and consent within a reasonable period of time prior to the due date (or in the case of an amended Tax Return, the time of filing) of such Tax Return (taking into account valid extensions thereto);

(xvii)    adopt, amend or terminate, or start a termination process of, any Plan or any employee agreement, including any indemnification agreement (in each case other than in connection with termination of a current Employee for cause or poor performance (documented in accordance with the Company’s past practices) or as directed by Parent in connection with the transactions contemplated by this Agreement);

(xviii)    increase or make any other change that would result in increased cost to the Company with respect to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any Employee;

(xix)    make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of severance benefits or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except (i) severance, change in control, or similar payments made pursuant to written agreements existing on the date of this Agreement in accordance with their terms as in effect as of the date hereof, and (ii) bonus and/or commission payments made in the ordinary course of business consistent with past practice in connection with the Company’s customary performance review procedures;

(xx)    terminate any current Employees other than as directed in writing by Parent in connection with the transactions contemplated by this Agreement;

(xxi)    terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s businesses or operations, or violate, the terms of any Contract exceeding $100,000 individually or $300,000 in the aggregate; or

(xxii)    take, commit, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 6(b), or any other action that would be reasonably likely to prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder.

(c)    Governmental Consents.

(i)    With respect to any facility security clearance of the Company, the Company shall prepare and, after review of and consent thereto by Parent, submit a written notification to the DCSA and, to the extent applicable, any other cognizant security agency concerning the Transactions. Consistent with the requirements and obligations set forth in the National Security Laws, the Company will use all reasonable efforts to retain or obtain applicable clearances, including as may be required to continue the Current Government Contracts in full force and effect and to perform all work thereunder.

(ii)    Schedule 6(c) contains a list of all post-close notices and/or consents to be prepared and filed by the Company in connection with its Current Government Contracts.

Section 7.    Additional Agreements.

(a)    Company Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of Stockholders (the “Company Stockholders Meeting”) within fifteen (15) Business Days after the date hereof to consider and vote upon the adoption and approval of this Agreement and the Merger, and to cause such vote to be taken; provided, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders Meeting on any occasion if (i) there are holders of insufficient Company Capital Stock present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law, or (iii) the Company’s board of directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders Meeting in order to (A) give the Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Stockholders or otherwise made available to the Stockholders or (B) to provide additional time to solicit proxies from the Stockholders; provided, further, that the Company shall not postpone or adjourn the Company Stockholders Meeting to a date that is in the aggregate more than two (2) Business Days after the date for which the Company Stockholders Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law). The Company’s board of directors shall recommend such adoption and approval of the Agreement and the Merger, and shall take all lawful action to solicit such approval.

(b)    Directors and Officers Indemnification Insurance. Prior to the Closing Date, the Company shall have purchased, at the Company’s expense, “tail” coverage for the six-year period following the Closing under the directors’ and officers’ liability insurance policies of the Company Group to be in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage no less favorable in scope and amount to the coverage provided by such policies at such time (the “D&O Tail Policy”).

(c)    Treatment of Company Equity Awards.

(i)    Each issued and outstanding Option will be automatically cancelled and extinguished at the Effective Time, and in exchange therefor, the holder of such cancelled Option (each, an “Optionholder”) shall be entitled to receive, without interest, but subject to deductions and other income or employment tax withholding as required by applicable Law, an amount in cash equal to the product of (A) the number of shares of Common Stock of the Company subject to the vested portion of such Option (for the avoidance of doubt, taking into account any acceleration of such Options as of immediately prior to the Effective Time) multiplied by (B) the Per Share Merger Consideration, less the exercise price per share of Company common stock previously subject to such Option (the “Closing Company Option Consideration”). The Closing Company Option Consideration payable to the Optionholders pursuant to this Section 7(c) shall be distributed to the Optionholders by the Payments Administrator or through the payroll of the Company, the Surviving Company or Parent pursuant to the Allocation Schedule. The Company, the Surviving Company or Parent (as applicable) shall, in accordance with Section 1(e)(iv), deduct and withhold any amounts that are required to be deducted and withheld under applicable Law.

(ii)    Except as provided herein or as otherwise agreed by Parent and the Company, each Company Option, and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of Company Capital Stock shall be terminated by the Company as of the Effective Time.

(d)    Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of Parent. Notwithstanding anything herein to the contrary, following Closing, the Sellers’ Representative shall be permitted to, after the public announcement of the Merger, announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

(e)    Transaction Expenses. Except as provided in Section 7(q), each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby; provided, that the Sellers shall be responsible for the Transaction Expenses.

(f)    Tax Matters.

(i)     “Pre-Closing Taxes” shall mean (A) all Taxes (or the non-payment thereof) of or with respect to the Company Group for all Pre-Closing Tax Periods, including any Dividend Related Taxes, (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any member of the Company Group (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law), to the extent such Taxes relate to a Pre-Closing Tax Period and (C) any and all Taxes of any person (other than the Company Group) imposed on the Company Group as a transferee or successor, by contract (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), or pursuant to any Law, solely to the extent attributable to any contract, event, or arrangement entered into prior to the Closing.

(ii)    In any Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, any partnership or other pass-through entity in which any member of the Company Group holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii)    Notwithstanding anything to the contrary set forth herein, the Parent Group shall not be entitled to indemnification pursuant to Section 5 for (A) any Taxes attributable to any action taken by or with respect to any member of the Company Group on the Closing Date after the Closing outside of the ordinary course of business or (B) any Taxes to the extent such Taxes are specifically taken into account in calculating Indebtedness, Working Capital or Transaction Expenses.

(iv)    All Tax Returns for the members of the Company Group relating to a taxable year ending on or before December 31, 2020 shall be filed prior to the Closing Date, and in the case of any such Tax Return that is an income Tax Return, draft income Tax Returns shall be provided to Parent at least fifteen (15) days prior to filing for Parent’s review and approval, such approval not to be unreasonably withheld, conditioned, or delayed. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the members of the Company Group required to be filed after the Closing Date. To the extent such Tax Returns include any Pre-Closing Tax Period, (A) such Tax Returns shall be prepared consistent with the past practices of the members of the Company Group unless otherwise required by Law, (B) Parent shall furnish to Sellers’ Representative a draft copy of each such income and other material Tax Return that, in each case, reflects a Tax for which the Sellers are liable under Section 5 of this Section 7(f)(iv) for Sellers’ Representative review, comment, and approval, such approval not to be unreasonably withheld, conditioned or delayed, at least thirty (30) days prior to filing in the case of any income Tax Return and at least fifteen (15) days prior to filing in the case of any other material Tax Return.

(v)    All Tax-sharing agreements or similar agreements (other than agreements entered into in the ordinary course of business and not primarily related to Taxes) with respect to or involving the Company Group shall be terminated as of the Closing Date and, after the Closing Date, the Company Group shall not be bound thereby or have any liability thereunder.

(vi)    Promptly following the execution of this Agreement, the Company will use commercially reasonable efforts to obtain and deliver to Parent an executed parachute payment waiver, in the form as mutually agreed between Parent and the Company (the “Parachute Payment Waiver”) from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than three Business Days prior to the Closing), the Company will submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination will be made by the Company and will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits will not be deemed to be Section 280G Payments, and prior to the Closing, the Company will deliver to Parent notification and documentation reasonably satisfactory to Parent (and which documentation will be subject to Parent’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the Stockholders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the Stockholders pursuant to this Section 7(f)(vi).

(vii)    Without the prior written consent of the Sellers’ Representative, which consent will not be unreasonably withheld, conditioned or delayed, Parent and its Affiliates will not, to the extent it may affect, or relate to, the Company Group, make or initiate any voluntary contract with a Governmental Authority (include any voluntary disclosure agreement or similar process) for any Pre-Closing Tax Period or Straddle Period, unless otherwise required by Law.

(viii)    Without the written consent of Sellers’ Representative, which consent will not be unreasonably withheld, conditioned or delayed, the Surviving Company will not (and Parent will not cause them to) file any amended Tax Return of the Company Group, with respect to any Pre-Closing Tax Period or make, change, or rescind any tax election with retroactive effect prior to the Closing, unless otherwise required by Law.

(ix)    Without the prior written consent of Sellers’ Representative, which consent will not be unreasonably withheld, conditioned or delayed, neither Parent for the Surviving Company will take any action on the Closing Date with respect to the Company Group other than in the ordinary course of business consistent with the past custom and practice that would result in any liability with respect to Taxes of the Company or the Company Group, under this Agreement, unless otherwise required by Law.

(x)    Any refund or credit against Taxes (“Refund”) actually received or realized with respect to Taxes attributable to the Company or the Company Group for a Pre-Closing Tax Period (excluding any Refund (i) attributable to the carryback of a Tax attribute arising from a Post-Closing Tax Period or (ii) any Refund to the extent such Refund was expressly taken into account in the calculation of Final Working Capital and identified as a Current Asset) shall be paid by Parent to the Payments Administrator (for the benefit of the Sellers) within thirty (30) days of the date of such receipt or realization by Parent, which amounts shall be deposited into the Reserve Account; provided however, that Parent undertakes no affirmative obligation to pursue any such Refunds. At the request of Sellers’ Representative, Parent will provide reasonable cooperation to Sellers at Sellers’ expense in pursuit of such Refunds. Parent will be entitled to any Refund received or realized with respect to Taxes attributable to the Company and the Company Group for a Post-Closing Tax Period. Parent and Sellers will equitably apportion any Refund received or realized with respect to Taxes attributable to the Company and the Company Group for a Straddle Period in a manner consistent with the principles set forth in Section 7(f)(ii).

(xi)    Parent will provide prompt notice to the Sellers’ Representative upon receipt by Parent or any of its Affiliates of written notice of any pending or threatened Tax audit, examination, assessment or other proceeding with respect to the Company (a “Tax Contest”) if such Tax Contest could, in Parent’s reasonable judgment, give rise to a Tax for which any Sellers could be liable; provided, that a failure to notify or delay in notifying the Sellers’ Representative will not relieve any Seller of its indemnification obligations for such Taxes, except to the extent that the defense of such claim is actually prejudiced as a result thereof. The Sellers’ Representative will have the right to control any such Tax Contest to the extent it relates solely to a Pre-Closing Tax Period (including by employing counsel of their choice reasonably acceptable to Parent, at the Sellers’ expense); provided that in the event that any such Tax Contest could reasonably be expected to have a material and adverse impact on Parent or the Surviving Company for any tax period (or portion thereof) ending after the Closing Date, the Sellers’ Representative shall (i) give Parent the right to fully participate in such Tax Contest at its own expense, (ii) keep Parent reasonably informed concerning the progress of such Tax Contest (including providing copies of all material written correspondence and other relevant documents) and reasonably consult with Parent in the negotiation and settlement of any such Tax Contest and (iii) unless Parent consents to such action (such consent not to be unreasonably withheld, conditioned or delayed), not settle, compromise or abandon any such Tax Contest. Parent will have the right to control any Tax Contest to the extent it relates to a Straddle Period; provided that in the event that any such Tax Contest could reasonably be expected to give rise to an indemnification obligation to the Major Sellers, Parent shall (i) keep Sellers’ Representative reasonably informed concerning the progress of such Tax Contest (including providing copies of all material written correspondence and other relevant documents) and reasonably consult with Sellers’ Representative in the negotiation and settlement of any such Tax Contest, in each case to the extent it would reasonably be expected to give rise to a material indemnification obligation to the Major Sellers and (ii) unless Sellers’ Representative consents to such action (such consent not to be unreasonably withheld, conditioned or delayed), not settle, compromise or abandon any such Tax Contest to the extent it would reasonably be expected to give rise to an indemnification obligation to the Major Sellers.

(g)    Retention Pool. Prior to the Effective Time, Parent shall establish (without requirement to segregate funds therefor), and thereafter shall maintain, a plan for a retention pool consisting of an aggregate amount of $3,000,000, in new restricted stock unit awards in Parent (such aggregate amount equal to $3,000,000 less the amount of any awards described in any offer letter with such employee or made under such retention pool after the Closing, the “Retention Pool”). The Retention Pool shall be allocated by Parent in its sole discretion with the Continuing Employees; provided, that, prior to the Closing, Parent shall consult with the Company on such allocations. The Retention Pool shall be granted in accordance with Parent’s regular equity grant cycle and shall be subject to such Continuing Employee’s continued employment with Parent, Surviving Company or another Affiliate of Parent. For the avoidance of doubt, Parent shall bear the full cost of the Retention Pool, and the Retention Pool shall not be deemed a part of or otherwise reduce the Merger Consideration.

(h)    Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall keep, and shall cause each of their respective Affiliates, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. Each Seller shall not, and shall not permit its Affiliates, trustees, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of Parent. If the transactions contemplated hereby are not consummated, Parent and each of its Affiliates, advisors, representatives and agents shall maintain the confidentiality of all non-public, proprietary information obtained during its due diligence review of the Company Group and shall return to the Company or destroy all documents received from the Company Group and all copies thereof containing any such information. If the transactions contemplated by this Agreement are consummated, the Sellers shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company Group that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided, that the Sellers may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income Tax Returns. Notwithstanding the foregoing, this Agreement shall not be deemed to restrict the Parties or their respective Affiliates, employees, Sellers, advisors, agents and representatives from complying with a lawfully issued governmental order or other legal requirement from a Governmental Authority, including by reason of filings with securities regulators, to produce or disclose any documents or information subject to this Section 7(h). Notwithstanding anything herein to the contrary, following Closing, the Sellers’ Representative shall be permitted to: disclose information to advisors and representatives of the Sellers’ Representative and to the Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(i)    Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Parties, (ii) perform any further act and (iii) execute and deliver such documents, instruments or certificates as may be reasonably requested by the other Parties to this Agreement in order to effectuate any transaction, act or agreement contemplated by this Agreement.

(j)    Audited FY20 Financial Statements. Within three (3) Business Days of the date hereof, the Company shall deliver a copy of the Audited FY20 Financial Statements to Parent.

(k)    Access to Information.

(i)    During the Pre-Closing Period, the Company shall afford Parent and its employees, stockholders, directors (and their Affiliates), advisors, legal counsel or other agents reasonable access to (i) all of the properties, books and records and Contracts of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all current Employees of the Company as identified by Parent; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the President of the Company, under the supervision of the Company's personnel and in such a manner as not to interfere with the normal operations of the Company. During the Pre-Closing Period, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 7(k)(i) or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(ii)    Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in the Company's sole discretion: (w) cause significant competitive harm to the Company and its businesses if the Transactions are not consummated, (x) jeopardize any attorney-client or other privilege, (y) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal proposals received from third parties prior to the date hereof in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such proposals.

(iii)    Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Parent shall not contact any suppliers to, or customers of, the Company.

(l)    Notification of Certain Matters. From time to time prior to the Closing, the Company shall give prompt notice to Parent upon obtaining knowledge of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7(l) shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. Unless otherwise agreed by both Parent and the Company, no disclosure by the Company pursuant to this Section 7(l) shall affect or be deemed to (x) modify, amend or supplement any representation or warranty set forth herein or in the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, (y) restrict, impair or otherwise affect any Indemnified Party’s right to indemnification hereunder, or (z) otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant; provided however, that any Ordinary Course Disclosure shall be deemed to have modified, amended and supplemented any representation or warranty set forth herein.

(m)    Sellers’ Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Seller hereby authorizes, directs and irrevocably appoints (and each other (1) Stockholder pursuant to the terms of such Stockholder’s Transmittal Letter and (2) Optionholder pursuant to the terms of such Optionholder’s Option Cancelation Agreement, shall authorize, direct and appoint) Shareholder Representative Services LLC to act as its sole and exclusive agent, attorney-in-fact and representative as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto, and authorizes and directs the Sellers’ Representative to (A) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Sellers, (B) exercise such other rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement, the Escrow Agreement, the Payments Agreement, any Transmittal Letter, or any other agreements ancillary hereto, and (C) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller, and such Seller’s successors, as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity and all defense which may be available to such Seller to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Payments Agreement are waived. Each Seller agrees that the Sellers’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement and any related agreements, or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Reserve Account and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement. The powers, immunities and rights to indemnification granted to the Sellers’ Representative hereunder: (X) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto and (Y) shall survive the delivery of any assignment by any Seller of the whole or any fraction of his her or its interest in the Adjustment Escrow Amount. The Sellers’ Representative may resign at any time.

(n)    Authorized Actions. The Parties agree that Parent and Merger Sub and, following the Closing, the Surviving Company, shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of each Seller, pursuant to this Section 7(n) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Major Sellers agree to pay, based on their respective Pro Rata Share, and to indemnify and hold harmless, based on their respective Pro Rata Share, the Parent Group from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges Parent and Merger Sub and, following the Closing, the Surviving Company, from and against any losses arising out of or in connection with the Payments Administrator’s failure to distribute any amounts received by the Payments Administrator on behalf of the Sellers to such Sellers. Payment of all amounts paid by Parent or the Surviving Company to the Payments Administrator shall constitute payment by Parent or the Surviving Company, as applicable, to each of the Sellers and satisfaction of Parent’s or the Surviving Company’s obligation to pay such amount hereunder (notwithstanding any withholding by the Payments Administrator).

(o)    Sellers’ Indebtedness. Prior to the Closing Date, the Sellers shall have paid to the Company the aggregate amount of any outstanding advances, money obligations and any other Indebtedness owed by the Sellers to any member of the Company Group.

(p)    Termination of Employee Benefit Plans. The Company shall terminate (i) each of the Plans, or the Company’s employer participation in each of the multiple employer Plans, that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code (collectively, the “401(k) Plan”) and (ii) each other Plan, in each case with such termination to be effective as of the day immediately prior to the Closing Date and reflected in resolutions of the board of directors of the Company, unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that one or more of such Plans shall not be terminated. Such resolutions will be subject to the prior review and approval of Parent, which shall not be unreasonably withheld, conditioned, or delayed. The Company also shall take such other actions in furtherance of terminating such Plans as Parent may reasonably require; provided that, not less than three (3) Business Days’ prior to the Closing Date, Parent provides to the Company notice with a list of such Plans that Parent wishes to have terminated.

(q)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby shall be borne and paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Major Sellers shall cooperate with respect thereto as necessary).

(r)    Section 338 Election. The Parties agree that no election pursuant to Section 338 of the Code shall be made by any Party with respect to the transactions contemplated under this Agreement.

(s)    Allocation Schedule. Within five (5) Business Days of the date hereof, the Company shall deliver a copy of the Allocation Schedule to be attached as Exhibit F hereto.

Section 8.    Pre-Closing Termination of Agreement.

(a)    Termination. Except as provided in Section 8(b), this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(i)    by mutual written agreement of the Company and Parent;

(ii)    by Parent or the Company, if the adoption and approval of this Agreement and the Merger by Stockholders constituting the Requisite Company Vote, as required by Section 2(b)(i), shall not have been obtained in a vote held at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(iii)    by Parent or the Company, if any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger; provided that, in the case of any such Law that is a Governmental Order, such Governmental Order has become final and non-appealable;

(iv)    by Parent, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 2(c)(i) and Section 2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured; or

(v)    by the Company, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 2(c)(i) and Section 2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured.

(b)    Effect of Termination. In the event of termination of this Agreement as provided in Section 8(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each Party hereto shall remain liable for any breaches of this Agreement, any related agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 7(e) (Transaction Expenses) and this Section 8(b) shall remain in full force and effect and survive any termination or expiration of this Agreement.

Section 9.    Miscellaneous.

(a)    No Third-Party Beneficiaries; No Recourse. Except for (i) the rights of the Sellers to receive the applicable portion of the Merger Consideration, (ii) the rights of the any current or former officers and directors of the Company under Section 7(i), (iii) as otherwise expressly provided herein and (iv) this Section 9(a), this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, (A) following the Effective Time, each Seller shall be entitled to enforce the provisions of Section 1 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Section 1.

(b)    Entire Agreement. This Agreement (including the appendices, exhibits, schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

(c)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that Parent may (i) assign any of its rights and interests hereunder to any Affiliate of Parent or any successor to Parent, the Company or the Business and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Parent to such lenders.

(d)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart to this Agreement.

(e)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (i) delivered personally to the recipient, (ii) delivered to the recipient through other electronic means (including by electronic mail), or (iii) one (1) Business Day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company prior to the Closing:

INTRINSIX CORP.

100 Campus Drive, 2nd Floor
Marlboro, MA 01752
Attention:          James Gobes
Email:                jgobes@intrinsix.com

If to the Sellers (after Closing) or to the Sellers’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

each, with a copy (which shall not constitute notice) to:

Arent Fox LLP
The Prudential Tower

800 Boylston Street, 32nd Floor
Boston, MA 02199
Attention:          Jeannette McLaughlin
Email:                jeannette.mclaughlin@arentfox.com

If to Parent, the Merger Sub or, following the Closing, the Company:

CEVA, Inc.

c/o CEVA DSP Ltd.

2 Maskit Street
P.O. Box 4047
Herzliya, 4612001
Israel
Attention:          Yaniv Arieli
Email:                yaniv.arieli@ceva-dsp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:          Jaclyn Liu
Email:                jliu@mofo.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address, facsimile number or electronic mail address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address, facsimile number or electronic mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g)    Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

(h)    Consent to General Jurisdiction; Waiver of Jury Trial. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(i)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)    Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement (including the Company Disclosure Schedules delivered in connection herewith) are incorporated herein by reference and made a part hereof.

(k)    Legal Fees. If any Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable legal fees, incurred in connection with such action, including any appeal of such action.

(l)    Cumulative Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(m)    Construction.

(i)    Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(ii)    Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of, amendment to or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “delivered,” “provided” or “made available” to Parent means, with respect to any document or information, that the same has been made available to Parent with unrestricted access for a continuous period of at least two (2) Business Days prior to the date hereof by means of the virtual data room located at http://merger.securevdr.com under the room name “Project Northstar” or provided separately via email.

(n)    Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(o)    Waiver of Conflicts; Privilege. The Parties hereby agree that Arent Fox LLP may continue to represent the Sellers’ Representative post-Closing; and that all communications between such counsel and any Company, the Sellers’ Representative or any Seller relating to the preparation, negotiation and execution of this Agreement, the Escrow Agreement, the Payments Agreement, any Transmittal Letter, or any other agreements ancillary hereto shall be deemed to be privileged communications with and solely for the benefit of the Sellers’ Representative from and after Closing; provided, however, (a) in the event of any dispute between a Company, on the one hand, and a third party, on the other hand, such Company may assert such privilege and (b) the Sellers’ Representative shall not waive any such privilege without the prior written consent of Parent. Parent and the Company hereby waive, on behalf of themselves and their respective Affiliates, successors and assigns, any potential conflict of interest by such counsel’s continued representation of the Sellers’ Representative, in conjunction with this Agreement, and the transactions contemplated hereby, from and after Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

CEVA, INC.

By:	/s/ Yaniv Arieli
Name:	Yaniv Arieli
Title:	CFO

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

NORTHSTAR MERGER SUB, INC.

By:	/s/ Yaniv Arieli
Name:	Yaniv Arieli
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

INTRINSIX CORP.

By:	/s/ James Gobes
Name:	James Gobes
Title:	President

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

APPENDIX A

CERTAIN DEFINITIONS

“Actions” means any suits, claims, litigations, arbitration proceedings, orders, charges, mediations, complaints, grievances, or any investigations, audits or inquiries (including any Governmental Order).

“Adjustment Escrow Account” means the escrow account established by the Escrow Agent to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $300,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax Law).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” shall mean distributions to the Sellers of the Merger Consideration (after taking into account all prior distributions hereunder), the Adjustment Escrow Amount (after taking into account all prior distributions hereunder), the Indemnity Escrow Amount (after taking into account all prior distributions hereunder), and amounts from the Reserve Account (after taking into account all prior distributions hereunder) in the order and in the amounts set forth in Exhibit F attached hereto; provided, that, it is understood by the Parties that the Exhibit F to be attached to this Agreement within five (5) Business Days from the date hereof is a form thereof that does not contain all of the detail required to be set forth in the Allocation Schedule and that the final form of Allocation Schedule delivered by the Company in connection with the Closing of the Merger as contemplated by and in accordance with Section 1(h)(i) of this Agreement shall be fully compliant with the requirements of this Agreement and shall following such delivery by the Company in accordance with Section 1(h)(i) of this Agreement serve as the Allocation Schedule for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub and the Surviving Company shall have no Liability to any Sellers or any other Person in the event there are any inaccuracies contained in the Allocation Schedule (it being agreed that Parent’s agreement to distribute amounts in accordance therewith is at the request of, and an accommodation to, the Sellers).

“Anti-Corruption Laws” has the meaning set forth in Section 3(z).

“Articles of Merger” has the meaning set forth in Section 1(a).

“Authorized Action” has the meaning set forth in Section 7(n).

Schedule III

“Business” means the business of the Company Group as of the Closing Date, including the provision of integrated circuit design services and the licensing of Company Technology.

“Business Data” means all business information and all personally identifying or identifiable information and data (whether of employees, contractors, consultants, customers, consumers or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by any of the Company’s Business Systems.

“Business Day” means a day other than a Saturday or Sunday or a day on which banks in Boston, Massachusetts and Rockville, Maryland are authorized or required by Law to close.

“Business Systems” means all Software, computer hardware, electronic data processing, information, record-keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by or for the Company Group in the conduct of the Business.

“Caps” has the meaning set forth in Section 5(b)(iv)(A)(II).

“Cash and Cash Equivalents” as of a given time means the consolidated cash and cash equivalents and marketable securities determined in accordance with GAAP in each case, as of such time, of the Company Group (which for the avoidance of doubt, shall (i) include checks, wires and drafts received by the Company Group but not yet cashed as of such time, (ii) be net of checks, wires and drafts issued by the Company Group but not yet cashed or deducted as of such time and (iii) be calculated net of any Restricted Cash).

“Claim Notice” has the meaning set forth in Section 5(b)(v)(A).

“Closing” has the meaning set forth in Section 2(a).

“Closing Cash and Cash Equivalents” has the meaning set forth in Section 1(h)(iii).

“Closing Date” has the meaning set forth in Section 2(a).

“Closing Indebtedness” has the meaning set forth in Section 1(h)(iii).

“Closing Statement” has the meaning set forth in Section 1(h)(iii).

“Closing Transaction Expenses” has the meaning set forth in Section 1(h)(iii).

“Closing Working Capital” has the meaning set forth in Section 1(h)(iii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” has the meaning set forth in Section 3(y).

S-III-2

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” shall mean the shares of common stock of the Company, no par value per share.

“Company Disclosure Schedules” has the meaning set forth in the introduction to Section 3.

“Company Group” means the Company, Intrinsix Silicon Solutions Corp. and Intrinsix Federal Systems Corp.

“Company Relevant Persons” has the meaning set forth in Section 3(z).

“Company Technology” means all technology used by or held for use by the Company Group to provide integrated circuit design services, including all standard and custom semiconductor cores, libraries, macros, and software, whether represented in register transfer language, gate-level descriptions, or layouts, or source or object code, and all development environments and parts thereof, including models, verification tools, emulators, and electronic design automation software.

“Confidential Information” has the meaning set forth in Section 7(h).

“Continuing Employee” means any employee who is employed by the Company as of the Closing Date, and who (i) has not provided written notice to the Company indicating that he or she will not continue his or her employment with Parent or one of its Affiliates on the Business Day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date), and (ii) has not at any point at or prior to the Closing provided written notice to the Company indicating an intention to terminate his or her employment.

“Contract” shall mean any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral.

“Cost Accounting Standards” means those sets of standards and rules promulgated by the Cost Accounting Standards Board in connection with U.S. federal Government Contracts that mandate consistency and uniformity in cost accounting activities for Government Contracts.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means, at any time, the Company Group’s accounts receivable, prepaid current and non-current EDA tools, unbilled accounts receivable, prepaid expenses, the Tax assets specifically identified on Schedule I and other current assets, all determined in accordance with GAAP (as applied by the Company on a consistent basis with past practice). For avoidance of doubt, “Current Assets” does not include Cash and Cash Equivalents, deferred Tax assets, or any other Tax assets not specifically identified on Schedule I.

S-III-3

“Current Government Contracts” has the meaning set forth in Section 3(o)(i).

“Current Liabilities” means, at any time, the sum of the Company Group’s accounts payable, short-term deferred revenue, accrued but unpaid operating expenses, accrued but unpaid compensation & benefits (including any employment Taxes related thereto), and accrued current and non-current tools payable, all determined in accordance with GAAP (as applied by the Company on a consistent basis with past practice). For avoidance of doubt, “Current Liabilities” does not include any items included in Indebtedness, Transaction Expenses or Tax liabilities other than employment Taxes described above (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same Liability hereunder).

“D&O Tail Policy” has the meaning set forth in Section 7(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification laws applicable to the Company Group, to the conduct of the Business, or to any of the Business Systems: (i) the Company Group’s own rules, policies, and procedures; (ii) all U.S. laws as applicable; (iii) industry standards applicable to the industry in which the Business operates; and (iv) contracts by which the Company Group is otherwise bound.

“DCAA” means the U.S. Defense Contract Audit Agency.

“Dispute Notice” has the meaning set forth in Section 1(h)(vi)(B).

“Direct Costs” has the meaning given to such term in 48 C.F.R. (FAR) Section 2.101.

“Downward Working Capital Adjustment” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Effective Time” has the meaning set forth in Section 1(a).

“Employee” means those full-time employees of the Company to whom Parent shall offer employment for the period following the Effective Time with Parent or any of its Affiliates.

“Enforceability Exceptions” has the meaning set forth in Section 3(b).

“Environmental, Health and Safety Laws” means all Laws and contractual obligations, and other requirements having the force or effect of Law, relating to, or imposing Liability or standards of conduct concerning, human or worker health and safety, pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, at any relevant time would be treated as a single employer under Code Section 414.

“Escrow Accounts” means the Adjustment Escrow Account and the Indemnity Escrow Account.

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“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means that certain escrow agreement by and among Parent, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit C attached hereto.

“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 1(h)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 1(h)(ii).

“Estimated Indebtedness” has the meaning set forth in Section 1(h)(ii).

“Estimated Transaction Expenses” has the meaning set forth in Section 1(h)(ii).

“Estimated Working Capital” has the meaning set forth in Section 1(h)(ii).

“FAR” means the Federal Acquisition Regulation, 48 C.F.R. Parts 1-53.

“FAR Ethics Rules” means the ethical rules and suspension and debarment regulations that went into effect on December 12, 2008, as found in FAR Parts 3 and 9.

“Final Cash and Cash Equivalents” has the meaning set forth in Section 1(h)(iv).

“Final Indebtedness” has the meaning set forth in Section 1(h)(iv).

“Final Merger Consideration” has the meaning set forth in Section 1(h)(iv).

“Final Transaction Expenses” has the meaning set forth in Section 1(h)(iv).

“Final Working Capital” has the meaning set forth in Section 1(h)(iv).

“Financial Statements” has the meaning set forth in Section 3(f).

“Fully Diluted Capitalization” means the sum of all shares of Common Stock of the Company outstanding as of the Effective Time plus the total number of shares of Common Stock of the Company subject to the vested portion of such Option as referred to in Section 7(c).

“GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with the past practices of the Company on a basis consistent with the latest audited Financial Statements, but only to the extent such past practices are in accordance with GAAP in the United States as promulgated by all relevant accounting authorities, as in effect as of the date hereof.

“Governmental Authority” means a federal, state or local, tribal or foreign government or administrative body, instrumentality, department, agency or political subdivision thereof (including any county or city); any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body; or any entity exercising executive, legislative, judicial, adjudicative, military, police, regulatory, taxing or administrative functions of or pertaining to government.

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“Government Bid” means any offer, quotation, bid or proposal which, if accepted or awarded, would lead to a Government Contract.

“Government Contract(s)” means any contract, prime contract, subcontract, teaming agreement, grant, cooperative agreement, sub-award, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, or contractual agreement of any kind, including all amendments, modifications, and options thereunder, awarded (A) to the Company, its Subsidiary, or any joint venture in which the Company has an interest, by any Governmental Authority, by a prime contractor pursuant to a prime contract issued by a Governmental Authority, or by a higher-tier subcontractor in support of a prime contract issued by a Governmental Authority, or (B) by the Company, its Subsidiary, or any joint venture in which the Company has an interest, to a subcontractor at any tier in connection with an agreement in (A). Unless otherwise indicated, a task, purchase, change or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be considered part of the Government Contract under which it was issued.

“Governmental Order” means any ruling, award, decision, determination, injunction, settlement, judgment, order, writ, decree or subpoena entered, promulgated, issued or made by or with any Governmental Authority.

“Hazardous Materials” means any substance, material, pollutant, contaminant, or waste defined or regulated by, or for which standards of conduct or Liability may be imposed under, any Environmental, Health and Safety Laws, including petroleum or petroleum by-products, asbestos, PCBs, radiation, noise, odor, or mold.

“Holdback Agreements” has the meaning set forth in the recitals to this Agreement.

“Identified Employees” means those Employees set forth in Appendix B.

“Indebtedness” means, with respect to any Person at any date, without duplication of any amount included in the calculation of Working Capital or Merger Consideration: (i) all obligations of such Person for borrowed money or in respect of loans or advances (including any related cancellation or pre-payment fees); (ii) all obligations of such Person evidenced by bonds, notes or other similar instruments (including any seller notes, deferred purchase price obligations, conditional sale obligations, earnout obligations or similar obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations and liabilities of such Person under leases required under GAAP to be capitalized; (v) all interest rate protection agreements of such Person (valued on a market quotation basis), if any; (vi) all obligations of such Person secured by a contractual lien; (vii) all outstanding checks that will ultimately be funded through such Person’s line of credit or other borrowed money; (viii) all obligations under any underfunded or unfunded defined benefit pension, termination indemnity or gratuity plans; (ix) any off-balance sheet financing of a Person (but excluding operating leases); (x) any non-current Liability of a Person under any deferred compensation plans or arrangements; (xi) all long-term deferred revenue; (xii) any accrued restructuring liability; (xiii) any deferred rent liability; (xiv) customer deposits (i.e., any collection that is for the benefit of the customer); (xv) any current liabilities for unpaid Pre-Closing Taxes (excluding contingent liabilities or reserves for uncertain tax positions), including the Pre-Closing Taxes set forth in Schedule II; (xvi) any accrued interest and prepayment premiums or penalties relating to any amount prepaid at or in connection with the Closing related to any of the foregoing; and (xvii) all guarantees of such Person in connection with any of the foregoing.

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“Indemnified Party” shall have the meaning set forth in Section 5(b)(v)(A).

“Indemnifying Party” shall have the meaning set forth in Section 5(b)(v)(A).

“Indemnity Escrow Account” means the escrow account established by the Escrow Agent to hold the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means an amount equal to $3,960,000.00.

“Independent Accounting Firm” has the meaning set forth in Section 1(h)(vi)(B).

“Indirect Costs” has the meaning given to such term in 48 C.F.R. (FAR) Section 2.101.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, (vi) trade secrets, know-how, technologies, data, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) moral rights, and (viii) rights of privacy.

“Knowledge” means (i) in the case of the Company Group, the actual knowledge after reasonable inquiry, of Mark Beal, James Gobes, Romas Rudis, Russell Cheung, and Lisa Scoutelas and (ii) in the case of any other Person that is not the Company, the actual knowledge of the chief executive officer, chief financial officer, chief operating officer, chief technology officer and chief revenue officer (or persons serving in similar capacities) of such Person, in each case, after reasonable inquiry.

“Latest Balance Sheets” has the meaning set forth in Section 3(f)(ii).

“Law” means any applicable U.S. or non-U.S. federal, state, local or other constitution, Law (including common law), statute, code, regulation, rule, ruling, convention, act, constitution, treaty, fine, regulation, judgment, injunction, executive order, ordinance, decree, directive, award, judgment, injunction, administrative requirement, Governmental Order or other restriction or requirement of any Governmental Authority having the force and effect of Law, as enacted, promulgated, implemented, or in effect on or prior to the Closing Date.

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“Leases” has the meaning set forth in Section 3(k).

“Liability” means any obligation, deficiency or liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, encumbrance, lien or other similar arrangement in real or personal property (including any Intellectual Property).

“Loss” has the meaning set forth in Section 5(b)(i).

“Major Sellers” are the Sellers set forth on Schedule III.

“Management Shareholders” means Mark Beal, James Gobes and Romas Rudis.

“Massachusetts Law” means the Massachusetts Business Corporation Act.

“Material Adverse Effect” means any event, circumstance or effect (collectively, “Events”) that, individually or taken together with all other Events, has or would be reasonably anticipated to have in the future a material and adverse effect upon or change in the Business, assets, condition (financial or otherwise), results of operations, cash flows or properties of the Company Group (taken as a whole); provided, however, that, with respect to the Company Group, no Event (by itself or when aggregated or taken together with any and all other Events) attributable to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Event (by itself or when aggregated or taken together with any and all other such Events) attributable to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(iii)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(iv)    COVID-19;

provided, that in the case of clauses (i)-(iv) above, if such Event materially and disproportionately affects the Company Group as compared to other Persons or businesses that operate in the industry in which the Company Group operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur.

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“Merger” has the meaning set forth in Section 1(a).

“Merger Consideration” means (i) the Purchase Price, plus (ii) the Upward Working Capital Adjustment (if any), minus (iii) the Downward Working Capital Adjustment (if any), minus (iv) the Indebtedness of the Company as of the Closing, minus (v) the Transaction Expenses, plus (vi) Cash and Cash Equivalents as of the Closing.

“Merger Sub” has the meaning set forth in the Preamble.

“National Security Laws” means the NISPOM, DOD 5220.22-M, and any supplements, amendments or revised editions thereof and all other Law pertaining to performance of classified Government Contracts.

“OFAC” has the meaning set forth in Section 3(y)(i).

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (iii) any Reciprocal License, in each case, whether or not source code is available or included in such license.

“Option” means any option to purchase Company Capital Stock or portion thereof that is outstanding as of immediately prior to the Effective Time, whether vested or unvested.

“Option Plan” means the Company’s 2016 Stock Incentive Plan.

“Ordinary Course Disclosure” means (i) any change in the Company’s employee roster that does not cause the condition in Section 2(c)(vi) not to be satisfied; and (ii) any changes in the Company’s customers listed on Schedule 3(t)(iv)(A), the net effect of which would not cause the Company to lose more than five percent (5%) of its revenue for the twelve months ended March 31, 2021.

“Other Relevant Persons” has the meaning set forth in Section 3(x)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Group” means Parent and its officers, directors, shareholders, employees and Affiliates (including, after the Effective Time, the Surviving Company).

“Party” has the meaning set forth in the Preamble.

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“Payments Administrator” has the meaning set forth in Section 1(f)(i).

“Payments Agreement” means that certain payments agreement by and among Parent, the Sellers’ Representative and the Payments Administrator, substantially in the form of Exhibit D attached hereto.

“Payment Fund” has the meaning set forth in Section 1(f)(i).

“Permitted Liens” means (i) Liens for Taxes not delinquent, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) recorded easements, covenants and other restrictions of record, provided, that no such item described in this clause (iii) materially and adversely impairs the current use, occupancy, value or marketability of title of the property subject thereto, and (iv) with respect to Intellectual Property, non-exclusive object code licenses of Software by the Company Group in the ordinary course of business consistent with past practice on the Company Group’s standard unmodified form of end-user agreement (a copy of which has been made available to Parent).

“Personal Information” (and corollary terms) have the meaning given under privacy, data security and data breach notification Laws, each as and when applicable.

“Per Share Merger Consideration” means (A) (i) the Merger Consideration plus (ii) the aggregate exercise price of all Options divided by (B) the Fully Diluted Capitalization.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Plan” has the meaning set forth in Section 3(r)(i).

“Post-Closing Tax Period” means any taxable period starting after the Closing Date and the portion of any Straddle Period starting after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pro Rata Share” means, with respect to each Major Seller, the applicable percentage set forth opposite the name of such Major Seller under the column titled “Pro Rata Share” on the Major Seller “Pro Rata Share” worksheet of the Allocation Schedule. For the avoidance of doubt, “Pro Rata Share” shall include only Major Sellers (it being understood that the “Pro Rata Share” of each Major Seller, when taken together with the “Pro Rata Share” of each of the other Major Seller as of the applicable date of determination, shall equal one hundred percent (100%)).

“Purchase Price” means $33,000,000.00.

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“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Released Parties” has the meaning set forth in Section 7(i).

“Repaid Indebtedness” has the meaning set forth in Section 1(g)(i).

“Reserve Account” has the meaning set forth in Section 1(e)(i)(C)(3).

“Reserve Amount” means an amount equal to $200,000.

“Restricted Cash” means cash security deposits made by the Company Group, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to any member of the Company Group.

“SBA” means the U.S. Small Business Administration.

“Securities Act” means the Securities Act of 1933.

“Sellers” means the Stockholders and Optionholders, but specifically excluding any holders of Dissenting Shares.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

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“Surviving Company” has the meaning set forth in the Recitals.

“Target Working Capital” means an amount equal to $152,784.

“Tax” or “Taxes” means any U.S. or non-U.S. federal, state, provincial or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, escheat, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, charge, levy or like assessment of any kind, including any interest, penalty or addition, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Deficiencies” has the meaning set forth in Section 3(m)(xii).

“Threshold” has the meaning set forth in Section 5(b)(iv)(C).

“Trade Laws” has the meaning set forth in Section 3(y)(i).

“Transaction Expenses” means the aggregate amount of all unpaid fees and expenses, incurred by or on behalf of the Company, each Seller or any of their respective Affiliates as of the Effective Time, in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or relating to bonuses, wages, vacation accruals, severance and any other outstanding liabilities to the independent contractors and employees of the Company Group and the transactions contemplated thereby or in connection therewith, in each case, that have not been paid as of the Closing or thereafter, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Company, (ii) any fees or expenses associated with obtaining the release and termination of any Liens, (iii) all brokers’ or finders’ fees, (iv) fees and expenses of legal counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (v) all sale, severance, change-of-control, “stay-around,” retention, or similar bonuses or payments (including double trigger bonus, severance, retention, change in control or similar arrangements where the first trigger is the consummation of the transactions contemplated by this Agreement) and any other payments to current or former directors, officers, employees and other service providers of the Company Group paid or payable as a result of or in connection with the transactions contemplated hereby, either alone or in combination with any other event, and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, (vi) one half of the expenses and fees of the Escrow Agent pursuant to the terms of the Escrow Agreement, (vii) the expenses and fees of the Payments Administrator pursuant to the terms of the Payments Agreement, (viii) the Reserve Amount, and (ix) any expenses borne or to be borne by any member of the Company Group as a result of or in connection with the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the exercise of, or payments made in respect of, any options or similar arrangements). For the avoidance of doubt, any item included in either “Current Liabilities” or “Indebtedness” shall not be included in “Transaction Expenses,” and any item included in “Transaction Expenses” shall not be included in “Current Liabilities” or “Indebtedness,” in each case, solely to the extent such item actually adjusts the Merger Consideration as a result thereof (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).

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“Transmittal Letter” has the meaning set forth in Section 1(e)(i).

“Stockholders” has the meaning set forth in Section 1 (e)(i)(A).

“Upward Working Capital Adjustment” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“WARN Act” means The Worker Adjustment and Retraining Notification Act as well as any similar applicable foreign, state or local Law.

“Working Capital” means (i) Current Assets, minus (ii) Current Liabilities.

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